Exhibit 2.2

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UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF VIRGINIA

Richmond Division

In re:	)	Chapter 11
)
COMMONWEALTH	)
BIOTECHNOLOGIES, INC[1].	)	Case No. 11-30381-KRH
)
Debtor.	)

AMENDED DISCLOSURE STATEMENT PURSUANT TO

SECTION 1125 OF THE BANKRUPTCY CODE FOR THE

DEBTOR’S PLAN OF REORGANIZATION

January 4, 2013

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN

Tavenner & Beran, PLC

20 North Eighth Street, Second Floor

Richmond, VA 23219

(804) 783-8300 Telephone

(804) 783-0178 Telecopy

Counsel To Commonwealth Biotechnologies, Inc.

[1]	The Debtor’s address and TIN are as follows: 718 Grove Road, Midlothian, VA 23114; 54-1641133

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SUMMARY OF PLAN

Commonwealth Biotechnologies, Inc., a Virginia corporation, was founded as an S Corp in 1992 and completed an Initial Public Offering in October 1997. Its business model had been providing, on a contract basis, specialized life sciences services to the pharmaceutical and biotechnology sector. In the beginning of 2009, CBI consisted of three business units, two in Richmond, Virginia and one in Melbourne, Australia (“Mimotopes”). It also owned certain real property and improvements thereon (the “Real Property”) in Chesterfield County, Virginia. In early 2009, the Company initiated an organized restructuring. On November 2, 2009, as part of the reorganization CBI sold two business units in Richmond, CBI Services and Fairfax Identity Laboratories, to Bostwick Laboratories, Inc. CBI and Bostwick Laboratories, Inc. also entered into a lease (the “Bostwick Lease”) for the Real Property. After a foreclosure sale was initiated and remained unresolved related to the Real Property, the Debtor filed for bankruptcy protection to preserve and maximize the value of its assets for the benefit of all creditors and parties in interest. In the course of its bankruptcy case, the Debtor paid in full its secured creditors through the sale of Mimotopes and the Real Property. The Debtor believes that the value of its remaining assets is sufficient to pay all valid creditors in full and provide value to the holders of its equity if assets and claims are addressed properly. Under the offer from the Stalking Horse, all valid unsecured creditors would be paid in full on the Effective Date. Accordingly, the Debtor proposes this Plan of Reorganization which generally provides for the sale of a majority of its equity interests, payment of Allowed Claims as provided under the Bankruptcy Code, and a percentage ownership interest in the Reorganized Debtor for all Allowed Equity Interests.

The Debtor asks that you carefully consider this

Plan and cast a Ballot in favor of the Plan.

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GLOSSARY

Any term in the Disclosure Statement or Plan that is defined in §§ 101, 102 or 1101 of the Bankruptcy Code shall have the meaning assigned therein. The following terms, where they are used in the Disclosure Statement and in the Plan, shall have the meanings hereinafter assigned.

1. Additional Offer(s): A binding, irrevocable offer for a portion of the Debtor’s equity interests, submitted at the Auction by a Person who made an Initial Offer; the offer should be substantially in the form of the Bid Sheet that contains no due diligence, financing, and/or other contingency; the offer must be accompanied by a signed Stock Purchase Agreement.

2. Additional Reserve: A cash reserve for (a) Fee Claims; (b) United States Trustee Fees; and (c) other anticipated legal and administrative expenses from the Effective Date until the Case is closed.

3. Administrative Claim Bar Date: The same date established by the Court as the deadline by which objections to Confirmation of the Plan must be filed.

4. Administrative Claim(s) and/or Administrative Expense(s): A Claim for costs and expenses of administration of the Chapter 11 case Allowed under §§ 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor’s Estate and operating the business of the Debtor (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under §§ 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtor’s Estate under § 1930, Chapter 123 of title 28, United States Code.

5. Administrative Tax Claim(s): Any Claim of a governmental unit of the kind entitled to priority in payment as specified in § 503 of the Bankruptcy Code.

6. Allowance: The act of being authorized by § 502 of the Bankruptcy Code.

7. Allowed: With reference to any Claim or Equity Interest (i) any Claim or Equity Interest against the Debtor which has been listed by the Debtor in the Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim or Equity Interest against the Debtor as to which no objection has been interposed in accordance with the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim, (iii) any Claim or Equity Interest against the Debtor expressly allowed by a Final Order or under the Plan or (iv) any Claim or Equity Interest against the Debtor that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtor pursuant to a Final Order of the Bankruptcy

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Court or under the Plan; provided, however, that Claims or Equity Interests estimated solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” under the Plan. Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, “Allowed” in reference to a Claim shall not include interest on the amount of such Claim accruing from and after the Petition Date.

8. Assignment: Agreement and authorization by the Bankruptcy Court for the transfer to another of all or part of the Debtor’s property, interest, or rights pursuant to § 365 of the Bankruptcy Code.

9. Assumed Contracts: Those Executory Contracts and/or Leases of non-residential real property for which Assumption is authorized by the Court.

10. Assumption: Agreement and authorization by the Bankruptcy Court for a party to perform all obligations under an Executory Contract/Lease for the remaining term of the Executory Contract/Lease pursuant to § 365 of the Bankruptcy Code.

11. Auction: The event wherein a portion of the Debtor’s Equity Interests will be offered for sale. The Auction shall begin on the Auction Date at 2:00 p.m.

12. Auction Date: February 18, 2013.

13. Avoidance Actions: Causes of action pursuant to Chapter 5 of the Bankruptcy Code.

14. Ballot(s): The ballot approved by the Bankruptcy Court to be used by Holders of Claims and Equity Interests for the purpose of voting to accept or reject the Plan.

15. Bankruptcy Claim(s): Any and all actions, claims, rights, defenses, third-party claims, cross-claims, counterclaims, suits, causes of action, chooses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, and rights to payment, whether known, unknown, which a trustee, a debtor-in-possession, the bankruptcy estate or other appropriate party in interest may assert under §§ 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code or otherwise including, without limitation, the bankruptcy estate’s rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

16. Bankruptcy Code and/or Code: Title 11, United States Code, as in effect on the Filing Date, and all amendments thereto which apply to this Case.

17. Bankruptcy Court: The United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

18. Bankruptcy Rule(s): Federal Rules of Bankruptcy Procedure which govern procedures in cases under Title 11, United States Code.

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19. BB&T: Branch Banking and Trust Company.

20. Bid Sheet: A bid sheet as provided by the Debtor.

21. Bostwick: David G. Bostwick and related affiliates.

22. Bostwick Release: A release of all claims (other than specifically identified in the Bostwick Real Property Sale) against CBI given by Bostwick, including but not limited to, claims of Bostwick Laboratories, Inc. and/or American International Biotechnology Services, LLC.

23. Bostwick Real Property Sale: The sale of the Real Property to Bostwick pursuant to Order Approving Sale of Real Property Free & Clear of Interests & Granting Related Relief entered by the Bankruptcy Court on December 22, 2011.

24. Business Day(s): Any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or any other day on which banking institutions in Richmond, Virginia are required or authorized to close by law or executive order.

25. Case or Bankruptcy Case: The case for the reorganization of Commonwealth Biotechnologies, Inc., commenced by filing of voluntary petition under Chapter 11 of the Bankruptcy Code, and now pending in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, and captioned as above.

26. Cash: Legal tender of the United States of America and equivalents thereof.

27. Causes of Action: Any of the Debtor’s causes of action, whether legal, equitable or statutory in nature, arising out of, or in connection with, the Debtor’s business or operations, including, without limitation, the following: possible claims against vendors, landlords, lessees, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/setoff issues, overpayment or duplicate payment issues and collections/accounts receivables and/or other contract matters; amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, lessee, sublessee, assignee, or other entity, employee, management or operational matters; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations or tort claims which may exist or may subsequently arise and/or Avoidance Actions.

28. Chapter 5: Sections 501, et seq., Title 11 United States Code, as in effect on the filing date, and those amendments thereto which apply to this case.

29. Chapter 7: Sections 701, et seq., Title 11, United States Code, as in effect on the Filing Date, and those amendments thereto which apply to this Case.

30. Chapter 11: Sections 1101, et seq., Title 11, United States Code, as in effect on the Filling Date, and those amendments thereto which apply to this Case.

31. Chapter 13: Sections 1301, et seq., Title 11, United States Code, as in effect on the Filing Date, and those amendments thereto which apply to this Case.

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32. Chapter 7 Proceeds: Proceeds received upon liquidation of Estate Property in Chapter 7.

33. Claim(s): Any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, known or unknown, as provided in § 101(5) of the Bankruptcy Code.

34. Claims Objection Deadline: The last day for Filing objections to Claims or Equity Interests (other than Administrative Claims) which date shall be the date 5 days after the Effective Date.

35. Class: Category of holders of Claims or Equity Interests, as described in Article III hereof.

36. Closing: The sale of a portion of the Debtor’s equity to the Purchaser after approval by Final Order of the Bankruptcy Court.

37. Collateral: Real and/or personal property securing a particular indebtedness of the Debtor.

38. Commencement Date: January 20, 2011.

39. Commission: The United States Securities and Exchange Commission

40. Committee: The Official Committee of Unsecured Creditor appointed in this case.

41. Confirmation Date: The date the Confirmation Order becomes Final.

42. Confirmation or Confirmation of the Plan: The effect of the Confirmation Order.

43. Confirmation Hearing: The hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to 11 U.S.C. § 1129, as such hearing may be adjourned or continued from time to time. The Debtor intends on requesting that the Bankruptcy Court schedule this hearing sometime during January 2012.

44. Confirmation Order: The Final Order entered by the Court confirming the Plan.

45. Contract(s): An agreement between two or more parties in which there is a promise to do something in return for consideration.

46. Contract Rejection Schedule: The schedule of Contracts and/or Leases identified, on or before the commencement of the Auction on the Auction Date, by the Purchaser for Rejection.

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47. Court and/or Bankruptcy Court: The United States Bankruptcy Court of the Eastern District of Virginia, Richmond Division, presiding in this Case.

48. Debtor: The debtor in possession in this Case, namely Commonwealth Biotechnologies, Inc.

49. Disclosure Statement: The Disclosure Statement that relates to the Plan, as such Disclosure Statement may be amended, modified, or supplemented (including all exhibits and schedules annexed thereto or referenced herein).

50. Disclosure Statement Order: The Final Order entered by the Court approving the Disclosure Statement.

51. Disputed Claim: Any Claim as to which the Debtor or Reorganized Debtor interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtor in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

52. Effective Date: The effective date of this Plan, as “effective date” is used in Chapter 11 of the Bankruptcy Code, shall be the first (lst) Business Day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived.

53. Equity: Holders of any share of common stock or other instrument evidencing an ownership interest in the Debtor whether or not transferable; and any option, warrant or right, contractual or otherwise, to acquire any such interest.

54. Equity Interest(s): The interest of any holder of equity/membership in the Debtor, and after Confirmation, the Reorganized Debtor represented by any instrument whether or not transferable.

55. Equity Offer: An offer to purchase a portion of the Reorganized Debtor’s Equity Interests.

56. Estate Property and/or Property: All property and interests in property belonging to the Debtor pursuant to Bankruptcy Code § 541(a); all Bankruptcy Claims, and, the proceeds of such rights and actions. This term excludes property excluded from the Estate pursuant to Bankruptcy Code §§ 541(a)(6) and (c)(2).

57. Estate: The estate created in this Case in accordance with § 541 of the Bankruptcy Code.

58. Event of Default: Failure of Plan payments as defined in Article VI of the Plan.

59. Executive Committee: Mr. Freer, Mr. Samuel P. Sears, Jr. and Mr. James D. Causey.

60. Executory Contract(s): All contracts, subject to the provisions of Bankruptcy Code § 365, for which there is performance due from all parties to the contract as defined in Lubrizol Enterprises, Inc. v. Richmond Metal Finishers, Inc., 756 F.2d 1043, 1045 (4th Cir. 1985).

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61. Fee Claim: A claim for compensation, indemnification or reimbursement of expenses pursuant to §§ 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with this Case.

62. Filed: In reference to a document or pleading which must be “filed” with the Court.

63. Filing Date: January 20, 2011, the date this Case was filed with the Illinois Bankruptcy Court.

64. Final: In reference to an order, shall mean an order of a court that has not been reversed, modified, amended or stayed, and the time for appeal or to seek review or certiorari or rehearing thereof, has expired and as to which no appeal, review or rehearing is pending, and has become conclusive of all matters adjudicated thereby and is in full force and effect.

65. Final Cash Collateral Order: The order ultimately entered on November 9, 2011 by the Bankruptcy Court extending the use of cash collateral, which order incorporated previously entered interim orders.

66. First Claim Objection Order: The order entered by the Bankruptcy Court resolving the Debtor’s First Omnibus Objection to Claims.

67. Fornova: Fornova Pharmworld Inc. – the entity that filed Claim Number 18-1 with this Court.

68. Fornova Claim: Claim Number 18-1 filed with this Court.

69. Fornova Entities: Fornova Pharmworld Inc., Fornova Pharaworld US Inc and/or any related entity.

70. Fornova Litigation: Matters arising in and/or related to Adversary Proceeding Number 12-3038 pending before this Court.

71. Fornova Reserve: A cash reserve of 100% of all amounts asserted in the Fornova Claim.

72. Freer: Richard Freer, Ph.D., the Debtor’s Designee in this bankruptcy case.

73. Freer Claims: Unsecured creditor claim is $158,519 (One hundred fifty eight thousand five hundred nineteen). Post-petition accrued wages of $156,068 (One hundred fifty thousand sixty eight) as of September 5, 2012.

74. Freer Auction Claim: Unsecured claim in the amount of $146,974.02.

75. Freer Exchange: At his sole discretion, Freer may exchange 25% of the Freer Post-petition Claim (which is approximately $39,017 assuming General Unsecured Claims are paid 100% of allowed amount) for common stock at the market price average for the 5 previous trading days.

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76. General Unsecured Claim(s) or Unsecured Claims (s): A Claim other than Accrued Professional Expense, Fee Claim, Secured Claim, Administrative Claim, Administrative Tax Claim, and Priority Claim. General Unsecured Claims include, but are not limited to, any Rejection Claim.

77. General Unsecured Creditor(s) or Unsecured Creditor(s): The Holder of any General Unsecured Claim.

78. GUCS Initial Distribution Fund: The amount of cash held by the Debtor on the Effective Date less the Fornova Reserve less the Additional Reserve.

79. Hearing: The date on which an actual hearing before the Court is first conducted.

80. Holder: The owner of any Claim or Equity Interest.

81. Impaired: Treatment under the Plan that impairs a classified Claim or Equity Interest, or a class of Claims or Equity Interest, in accordance with § 1124 of the Bankruptcy Code.

82. Initial Distribution Date: On or before 10 days from the Effective Date.

83. Initial Offer(s): A binding, irrevocable offer with a value of not less than $30,000.00 (in value as determined by the Executive Committee) greater than the Stalking Horse Offer for the purchase of a portion of the Reorganized Debtor’s Equity Interests. The offer must be substantially in the form of the Bid Sheet that contains no due diligence, financing, and/or other contingency; the offer must be accompanied by (a) the signed Stock Purchase Agreement, (b) evidence that the Potential Purchaser has the ability to consummate the proposed transaction, and (c) evidence that the Potential Purchaser has contracted to purchase the Freer Auction Claim and has demonstrated the ability to pay the same if it is determined by the Bankruptcy Court to have provided the highest and best offer.

84. Insider(s): Insiders of the Debtor as such term is defined in § 101(31) of the Bankruptcy Code.

85. IRS: The Internal Revenue Service for the United States of America.

86. Lease(s): A contract by which an owner of property conveys exclusive possession, control, use, or enjoyment of it for a specified rent and specified term.

87. Lien(s): The meaning set forth in § 101 of the Bankruptcy Code.

88. Loan Documents: All of the documents evidencing, securing, guarantying or otherwise relating to the obligations of the Debtor to a particular creditor, as may be amended and/or restated consistent with the provisions of this Plan.

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89. Market Value Procedures: Procedures for the submission, evaluation and, if appropriate, acceptance of the highest and best offer:

a.	Any Person desiring additional information about the Debtor in connection with making a potential offer must sign a confidentiality agreement as provided by the Debtor. Upon execution of said agreement, access to relevant information will be provided by the Debtor.

b.	Notice of these Market Value Procedures and the ability to make offers shall be provided to parties identified by the Debtor and/or the Committee.

c.	Initial Offers must have been received by the Debtor on or before fourteen (14) days of the Auction Date. Initial Offers should be sent to Paula S. Beran, Esquire at 20 North Eighth Street, Richmond, Virginia 23219 or pberan@tb-lawfirm.com. Thereafter, the Debtor will supply to the Committee’s counsel copies of all Initial Offers provided, however, said professionals shall not disseminate the offers or their contents to any Person.

d.	Any Person desiring to make any Additional Offer at the Auction must:

1. have previously submitted an Initial Offer;

2. provide $30,000.00 deposit in collected funds, refundable only if said Person is not ultimately approved as the Purchaser;

3. have contractually provided to buy the Freer Auction Claim;

4. have signed a confidentiality agreement as provided by the Debtor;

5. have full executed the Stock Purchase Agreement; and

6. provide evidence reasonably acceptable to the Debtor of said Person’s financial ability to close.

e.	In addition, any Person desiring to make any Additional Offer at the Auction must provide, before the commencement of the Auction, a list of Contracts and/or Leases it, if ultimately chosen as the Purchaser, desires to be Rejected.

f.	No Person, other than (i) a Person who has submitted an Initial Offer and its professionals, (ii) the Committee and its professionals, (iii) representatives of the United States Trustee, (iv) representatives of the Bankruptcy Court, and (v) the Debtor and its professionals may attend the Auction.

g.	The minimum amount of any Additional Offer shall be announced via electronic delivery to all Persons making Initial Offers on or before one (1) Business Day before the Auction.

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h.	Additional Offers subject to additional due diligence, financing, and/or any other contingencies will not be accepted.

i.	The Debtor will consult with the Committee’s professionals throughout the process established by the Market Value Procedures.

j.	The Potential Purchaser that the Debtor and/or the Bankruptcy Court determines has submitted the highest and best Additional Offer will be submitted at the Confirmation Hearing for approval as the Purchaser by the Bankruptcy Court.

k.	Closing must take place on or before 30 days from the Confirmation Date unless otherwise extended by order of the Bankruptcy Court.

90. Mimotopes: A research and development business (Mimotopes, Pty Ltd) in Australia, which as of the Petition Date CBI owned.

91. Mimotopes Sale: The sale of the Debtor’s ownership interest in Mimotopes to Dr. Hongyan Xu (and/or his designee) pursuant to Order (I) Approving Sale of Stock Free and Clear of All Interests and (II) Granting Related Relief entered by this Court.

92. Notice Cure Period: Twenty-one (21) days from delivery of written notice from a creditor or the United States Trustee to the Reorganized Debtor of the failure of payment under the Plan (provided that, if the twenty-first day of such 21-day cure period shall fall on a weekend or holiday, the cure period shall be extended through and including the end of the first business day which follows such weekend or holiday)

93. Order: An order entered by the Bankruptcy Court.

94. Person(s): Any individual, corporation, partnership, association, limited liability company, organization, joint stock company, joint venture, governmental unit or any political subdivision thereof, interest holders, or any other entity.

95. Petition Date: January 20, 2011, the date on which the Debtor filed a voluntary petition for relief commencing its Bankruptcy Case.

96. Pipe Investors: Brio Capital, Assameka Capital, Centurion Microcap, LP and Alpha Capital Ansalt.

97. Plan or Plan of Reorganization: the Debtor’s Plan of Reorganization dated November 16, 2012 as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

98. Post-Petition: On or after the Petition Date.

99. Potential Purchaser: A Person interested in purchasing a portion of the Reorganized Debtor’s Equity Interests.

100. Pre-Petition: Before the Petition Date.

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101. Priority or Priority Claim(s): The portion of an Allowed Claim that is not a Secured Claim and that is entitled to priority under Bankruptcy Code § 507(a).

102. Proof(s) of Claim(s): Claims filed in accordance with § 501 of the Bankruptcy Code.

103. Purchaser: The Person that (a) the Court determines has submitted the Additional Offer that is highest and best, (b) has fully executed the Stock Purchase Agreement and (c) has been approved by Final Order.

104. Real Property: The real property located at 601 Biotech Drive, Richmond, Virginia 23235.

105. Record Date: The date on which those shareholders eligible to vote on a question are identified.

106. Rejection and Rejected: The rejection of an executory contract or unexpired lease of real or personal property as contemplated under § 365 of the Bankruptcy Code.

107. Rejection Claim: Any Claim against the Debtor arising from the rejection of any executory contract or unexpired lease, including but not limited to any Claim of a lessor for damages resulting from the rejection of a lease of real property as such claim shall be calculated in accordance with § 502(b)(6) of the Bankruptcy Code.

108. Reorganization: The scenario upon which the Reorganized Debtor retains substantially all of the Debtor’s assets and the Purchaser obtains the Reorganized Debtor’s Equity Interests.

109. Reorganized Debtor: Commonwealth Biotechnologies, Inc., as it exists on or after the Effective Date.

110. Second Claim Objection Order: The order entered by the Bankruptcy Court resolving the Debtor’s Second Omnibus Objection to Claims.

111. Secured or Secured Claim(s): An Allowed Claim secured by a lien, security interest or other charge against or interest in property in which the Debtor has an interest, which interest was perfected as required by applicable nonbankruptcy law, or which is subject to setoff under § 553 of the Bankruptcy Code. A claim is an Allowed Secured Claim to the extent of, but not exceeding, the value (determined pursuant to § 506 of the Bankruptcy Code) of the interest of the Holder of such Claim in the Debtor’s interest in such property, or the extent of the amount subject to setoff. An Allowed Secured Claim includes interest, fees, costs and charges only to the extent they may be Allowed by § 506(b) of the Bankruptcy Code.

112. Stalking Horse: HedgePath Pharmaceuticals, Inc. and/or its assignee.

113. Stalking Horse Break Up Fee: $25,000.00.

114. Stalking Horse Offer: The offer of the Stalking Horse to purchase a percentage of the Equity Interests of the Reorganized Debtor which stock will be convertible at 90% of the

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current stock of the Debtor pursuant to the terms on Exhibit A attached to the Disclosure Statement. In addition to those terms, the Stalking Horse has agreed to purchase the Freer Auction Claim for $146,974.02, which amount will be evidenced by a convertible promissory note to be paid over time and to assume the risks of the Fornova Litigation and the Fornova Claim if it is the determined by the Bankruptcy Court to have provided the highest and best offer. The stock of the Reorganized Debtor received by the Stalking Horse shall be preferred stock, shall be for investment purposes, shall not be converted into common stock for at least one year from the Effective Date, shall not be re-distributed or otherwise sold for at least one year from the Effective Date. Additional information about the Stalking Horse and its proposed transaction is found at the Appendix to Exhibit A to the Disclosure Statement. The offer does not rely on 11 U.S.C. § 1145. Specifically, in connection with the Stalking Horse Offer, the Debtor does not intend to rely on the exemption from the securities laws registration requirements, set forth in Section 1145 of the Code, for CBI’s or the Reorganized Debtor’s (a) preferred stock that will be issued to HedgePath in connection with the Transaction and the Plan or (b) the common stock that will be issued to HedgePath upon conversion of the preferred stock. The preferred stock and the common stock issued to HedgePath in connection with the Transaction and the Plan will be restricted securities. HedgePath acknowledges that CBI’s preferred stock issued to it pursuant to the Transaction and the Plan, and the common stock to which it will be converted, will not be issued in reliance on Section1145. HedgePath also acknowledges the CBI securities that it will receive pursuant to the Transaction and Plan are restricted securities that cannot be sold, distributed, or otherwise transferred except in compliance with the federal securities laws.

115. Stock Purchase Agreement: The agreement for the purchase a portion of the Reorganized Debtor’s Equity Interests substantially similar to the form as approved by Final Order of the Bankruptcy Court; the Debtor intends on seeking approval of the form of asset purchase agreement pursuant to motion to be filed with the Bankruptcy Court.

116. Supplemental Distribution Date: Fourteen days after entry of a Final order resolving the Fornova Litigation.

117. Supplemental Distribution Fund: Amounts remaining after payment of the Fornova Claim as ultimately allowed by Final Order, United States Trustee Fees, Allow Fee Claims, and other legal and administrative expenses less a reserve for final legal and other administrative expenses.

118. Tavenner & Beran: Tavenner & Beran, PLC, counsel for the Debtor.

119. Tax Claim: Claim under § 507(a)(8) of the Bankruptcy Code. Related penalties are General Unsecured Claims.

120. Unclaimed Fund(s): Any money or property remaining unclaimed sixty (60) days after any distribution made or attempted to be made pursuant to the terms of this Plan.

121. Unexpired Lease(s): A lease between the Debtor and a third party, for either real or personal property, which is unexpired and was not terminated prior to the Filing Date.

122. United States Trustee: The Office of the United States Trustee.

123. United States Trustee Fees: Fees due and owing pursuant to 28 U.S.C. § 1930.

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I. INTRODUCTION

A.	GENERAL INFORMATION

The Debtor submits this Disclosure Statement pursuant to § 1125 of the Bankruptcy Code and in connection with the solicitation of acceptance of the Plan, a copy of which is attached as Exhibit A. Unless otherwise defined herein, terms used in this Disclosure Statement have the meaning assigned in the Plan.

The Debtor provides this Disclosure Statement to enable any creditor whose Claim is Impaired under the Plan and, therefore, entitled to vote on the Plan, to arrive at a reasonably informed decision in exercising the right to vote to accept or reject the Plan. This Disclosure Statement should be read in its entirety prior to voting on the Plan. The information contained herein is based on records maintained by the Debtor, and no representation or warranty is made as to their complete accuracy.

For the Plan to be confirmed, creditors in each class of Impaired Claims who hold at least two-thirds in amount and more than one-half in number of Claims within the class must vote in favor of the Plan. For shareholders, a class of interests has accepted a plan if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class held by holders of such interests that have accepted or rejected such plan. If a party does not vote, i.e. does not return a fully completed Ballot within the specific time to the correct addressee, neither the party nor the amount of its Claim or Interest is counted to determine acceptance or rejection of the Plan. If you are entitled to vote and do not, the Ballots will be tallied as though your Claims did not exist. The Court can confirm the Plan even if the requisite acceptances are not obtained so long as the Plan complies with the Bankruptcy Code and accords fair and equitable treatment to any non-accepting Class.

Parties entitled to vote are furnished a Ballot on which to record their respective acceptances or rejections of the Plan. Those completed Ballots must be returned to counsel for the Debtor, who will tally the votes and report the results to the Court at the Hearing on Confirmation of the Plan.

B.	INFORMATION REGARDING DISCLOSURE STATEMENT

NO REPRESENTATIONS CONCERNING THE DEBTOR, THE DEBTOR’S OPERATIONS, THE VALUE OF THE DEBTOR’S PROPERTY OR THE PLAN ARE AUTHORIZED UNLESS THEY ARE IN THIS DISCLOSURE STATEMENT. THIS DISCLOSURE STATEMENT IS THE ONLY STATEMENT WITH RESPECT TO THE PLAN. NO OTHER REPRESENTATION CONCERNING THE DEBTOR, ITS OPERATIONS OR THE VALUE OF ITS PROPERTY HAS BEEN AUTHORIZED. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS OR INDUCEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. YOU SHOULD REPORT ANY ADDITIONAL REPRESENTATIONS AND INDUCEMENTS TO THE COURT, COUNSEL FOR THE DEBTOR OR OFFICE OF THE UNITED STATES TRUSTEE.

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THE COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A RECOMMENDATION BY THE COURT AS TO THE MERITS OF THE PLAN BUT MERELY CONFIRMS THAT THE DISCLOSURE STATEMENT IS ADEQUATE TO PROVIDE THE INFORMATION NECESSARY FOR YOU TO MAKE AN INFORMED JUDGMENT REGARDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT PROVIDES INFORMATION ABOUT THE PLAN. ALTHOUGH THE DEBTOR BELIEVES THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS ACCURATE, THE PROVISIONS OF THE PLAN CONTROL IF THERE IS ANY INCONSISTENCY BETWEEN THE PLAN AND THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

The Debtor does not warrant that the financial data in this Disclosure Statement is error free, but the officer and directors of the Debtor and the Debtor’s professionals have been careful to see that all financial information is fairly and accurately presented. To the best of their knowledge and belief, the officer and directors of the Debtor believe the financial information in this Disclosure Statement is accurate.

If the Court does not confirm the Plan, the Debtor may amend the Plan or file a different Plan. If the Court does not confirm the Plan and the exclusive period within which the Debtor can obtain acceptance expires, a creditor may file a plan of reorganization. Additionally, on motion of a party in interest and after notice and a hearing, the Court may convert the Bankruptcy Case to a Chapter 7 case. The Debtor also has the absolute right to convert to Chapter 7 pursuant to Bankruptcy Code § 1112(a).

II. GENERAL INFORMATION ABOUT THE DEBTOR

CBI, a Virginia corporation, was founded as an S Corp in 1992 and completed an Initial Public Offering in October 1997. Its business model had been providing, on a contract basis, specialized life sciences services to the pharmaceutical and biotechnology sector. In the beginning of 2009, CBI consisted of three business units, two in Richmond, Virginia and one in Melbourne, Australia. It also owned certain real property and improvements thereon in Chesterfield County, Virginia. In early 2009, the Company initiated an organized restructuring. On November 2, 2009, as part of the reorganization CBI sold two business units in Richmond, CBI Services and Fairfax Identity Laboratories, to Bostwick. CBI and Bostwick also entered into a lease for Bostwick’s possession of the Real Property. CBI had a listing sales agreement with CB Richard Ellis, Inc., to market and sell the Real Property. CBRE identified several parties interested in purchasing the Real Property and obtained a Letter of Intent. Furthermore, as of the Petition Date, CBI was a party to a signed Share Sale Agreement to sell the stock in Mimotopes. Unfortunately, CBI was unable to complete the sale of the Real Property or the Mimotopes stock due to certain of its lenders scheduling a foreclosure sale on January 20, 2011. As a result CBI commenced this reorganization case under Chapter 11 of the Bankruptcy Code to halt the sale and obtain time to complete the property and stock sales.

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III. MATERIAL POST-PETITION PROCEEDINGS AND EVENTS

As of the Petition Date, CBI’s primary assets consisted of the Real Property, the Bostwick Lease, and stock in Mimotopes. Pursuant to orders entered by the Court, the Debtor sold the Mimotopes stock and the Real Property, using a portion of the proceeds to pay all secured Claims. Pursuant to the sale of the Real Property, the Debtor no longer has any interest in the Bostwick Lease.

The Debtor has also spent a significant amount of time post-petition addressing the Fornova Dispute.

History of the Fornova Dispute

In an attempt to benefit from the global economy, CBI signed in 2008 a joint venture agreement with Venturepharm Laboratories Limited, a Chinese limited company (“Venturepharm”) to jointly market and sell products & services worldwide (the “Joint Venture”). At the time, Mr. William Guo (“Mr. Guo”) was the Chief Executive Office of Venturepharm. On or about March 21, 2008, Mr. Guo was authorized to become an officer and director of CBI and was so seated on September 18, 2008. Pursuant to the Joint Venture, each company was required to provide contributions of either in cash, in-kind services, or both. CBI upheld its portion of the Joint Venture at great expense to itself and its creditors. Venturepharm failed to perform its obligations under the Joint Venture and, as a result, CBI suffered major damages both financially and reputationaly. Furthermore, CBI was forced to seek an additional equity investment. Mr. Guo identified a potential investor and, without any due diligence whatsoever, a deal structure was presented to CBI by Mr. Guo. This investment was negotiated, approved, and delivered to CBI in its entirety by Mr. Guo. It was not until a day or two before the purported convertible note was executed, that Fornova Pharmaworld, Inc. was even identified as the investor. Several requests by CBI’s board of directors to get full disclosure on Fornova’s corporate structure and Mr. Guo’s role in that corporate structure were rejected by Mr. Guo. CBI never received any information nor did it have any direct contact with any director or officer or representative of Fornova Pharmworld, Inc. other than Mr. Guo during this process. All correspondence and financial considerations related to the transaction were done with representatives of Venturepharm. For example, Mr. James H. Brennan, CBI’s CFO at the time, provided wire instructions to, and confirmed receipt of funds, with representatives of Venturepharm. At no time did Mr. Brennan correspond with any representative of any Fornova entity.

On or about August 29, 2008, at the instruction of Mr. Guo, CBI executed a Convertible Promissory Note in the principal amount of $500,000.00 (the “Purported Convertible Note”). The Purported Convertible Note contains a signature of an officer of CBI but is not witnessed. The text of the Purported Note identifies Fornova Pharmaworld Inc., OMC Chambers, P.O. Box 152 Roadtown, Tortola, British Virgin Islands, as the payee; however, the Purported Note subsequently names Fornova Pharmaworld US Inc. as the holder of the same. Furthermore, the “Acknowledgement by the Holder” section of the Purported Note is in the “company name “Fornova Pharmaworld US Inc.” Several of the Company’s board members viewed the transaction as an equity contribution. As one of Mr. Guo’s requirements for the investment into

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the Company, on or about September 9, 2008, Dr. Freer resigned his position as Chairman and Mr. Guo was seated as the Chairman of CBI at the Annual Shareholders meeting on or about November 14, 2008, and served as the same until he was removed for cause on or about March 11, 2011. Other of Mr. Guo’s investment requirements included: Venturepharm was granted the right to nominate two additional directors to CBI’s board and Venturepharm was granted the right to review and monitor CBI’s finances. CBI attempted to make cash payments to Fornova Pharmaworld Inc. to satisfy the terms of the Purported Convertible Note. A total of four (4) checks were issued and sent to Fornova Pharmaworld. None were cashed. None were returned as undeliverable. No explanation was ever received.

After a dispute between Mr. Guo and CBI’s other board members and the board reinstalling Dr. Freer as the CEO (with 4 votes in favor and Mr. Guo and Venturepharm’s two other board members voting against), a “Notice of Default” was issued on May 14, 2009 by Fornova Pharmaworld US Inc. as the purported holder of the Purported Convertible Note. In addition, Mr. Guo continued to make demands and thereafter legal and regulatory recourses. In an effort to stabilize corporate governance, subsequent issuance of several million warrants of CBI common stock for Fornova Pharmaworld Inc. occurred on or about August 14, 2009, again, solely negotiated and authorized by Mr. Guo and, again, CBI never received any formal demands for such additional compensation nor, in spite of repeated requests, did it ever have any direct contact with any representative other than Mr. Guo regarding this matter.

The relationship between CBI and Mr. Guo continued to deteriorate when CBI would not concede to all of Mr. Guo’s demands because the other officers and directors of CBI did not believe that Mr. Guo was acting in the best interest of the Company.

On or about November 24, 2010, Fornova Pharmaworld US, Inc. filed a Verified Complaint in the United States District Court for the Eastern District of Virginia (Richmond Division) (the “District Court Action”). In this action, Liping Du, as Executive Director of Fornova Pharmaworld US Inc., swore under penalty of perjury that the Purported Convertible Note was payable to Fornova Pharmaworld US Inc. Mr. Guo’s company, Venturepharm, is a silent party to the District Court Action. The matter is, in fact, referred to as the “Venturepharm matter”, not the “Fornova matter” by its attorneys and/or former attorneys. The law firm of Morrison & Foerster LLP initially represented the plaintiff in the District Court Action but withdrew from said representation (due to “inability to communicate with client”) pursuant to a Motion to Withdraw as Attorney of Record filed on August 15, 2011 as approved by order entered on September 6, 2011. The District Court Action remains open on the docket, but there has been no additional activity other than status reports filed by CBI.

After the Petition Date, the Debtor notified Mr. Guo of the Bankruptcy Case. In fact, the Debtor’s bankruptcy counsel participated in a call with the company’s directors informing them of their duties and responsibilities in light of the Bankruptcy Case. Mr. Guo participated in said call. Notice of the Bankruptcy Case and need to file a proof of claim was also provided to Fornova Pharmaworld US Inc. and Fornova Pharmaworld Inc. In addition, the District Court Action was stayed.

On or about May 16, 2011, Fornova Pharmworld, Inc. (no “a” in Pharmworld and no “US” in the name) filed the Fornova Claim, attaching the Purported Convertible Note. The Formova Claim does not explain the various variations of the Fornova name. The Claim is signed by A. Chien (“Mr. Chien”) as “Trustee for Fornova Pharmworld” (once again, no “a” in Pharmworld and no indication of Inc. or Ltd.).

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Notwithstanding that CBI was not able to pay its debts as they became due, Mr. Guo consistently acted solely for the benefit of his shareholders both before and after the Petition Date, focusing on recapturing and maximizing his investments.

The Fornova entity, VenturePharm, and Mr. Guo engaged in self-dealing at the expense of CBI and its creditors in other aspects of CBI’s business as well. Before the Petition Date, on or about October 28, 2010, CBI filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) seeking, in part, shareholder approval of the sale of Mimotopes Pty Ltd, CBI’s wholly-owned Australian subsidiary. Thereafter, CBI received a demand letter from Mr. Guo requesting that CBI’s proxy statement include a proposal to remove Dr. Freer and Paul D’Sylva from the Board of Directors. Dr. D’Sylva was the former CEO of CBI who, as part of the investment deal, was forced to resign in favor of Mr. Guo’s appointment. On or about October 31, 2010, CBI received a demand letter from Paul D’Sylva requesting the CBI’s proxy statement include a proposal to remove Mr. Guo from the Board of Directors. On or about November 3, 2010, CBI received a demand letter from Dr. Freer requesting that CBI’s proxy statement include a proposal to remove Mr. Guo from the Board of Directors. On or about November 7, 2010, CBI received demand letters from Dr. Freer requesting that CBI’s proxy statement include proposals to remove Dr. Maria Song and Eric Tao from the Board of Directors. On or about November 10, 2010, CBI received a demand letter from Mr. Guo requesting that CBI’s proxy statement include a proposal to remove Dr. Freer, Paul D’Sylva, Samuel Sears and James Causey from the Board of Directors. On behalf of CBI, Kaufman & Canoles (“K&C”) submitted a no-action request letter to the SEC, informing the SEC of CBI’s intention to omit all of the above proposals from its proxy statement.

In response to correspondence from Mr. Chien questioning the proxy process on behalf of Mr. Guo, K&C provided CBI’s response to Mr. Chien’s allegations. On or about December 27, 2010, K&C submitted a supplemental letter to the SEC requesting a waiver of the requirement that any no-action request must be filed 80 days prior to the filing of definitive proxy materials. On or about December 28, 2010, SEC granted the no-action request and waived the 80 day rule.

After the Petition Date, on or about March 9, 2011, without knowledge or authorization of CBI or the other board members and in violation of 11 U.S.C. § 362, Mr. Guo changed CBI’s EDGAR access codes and filed a Current Report on Form 8-K with the SEC notifying CBI’s shareholders of his intent to (a) hold a shareholders’ meeting to remove all board members except for himself and (b) reorganize the company outside of this Court. Thereafter, on or about March 11, 2011, without knowledge or authorization of CBI or the other board members, Mr. Guo filed another Current Report on Form 8-K with the SEC with additional details about his intentions to hold a shareholders’ meeting. Similarly, on or about March 14, 2011, without knowledge or authorization of CBI or the other board members, Mr. Guo filed a Form 15 with the SEC, attempting to terminate CBI registration under the Securities Act of 1934, all in violation of 11 U.S.C. § 362. Subsequent to such unauthorized filings, on behalf of CBI, K&C notified the SEC via telephone that CBI’s access codes were compromised and Mr. Guo had made unauthorized filings. The SEC then allowed CBI to procure new access codes. CBI filed a Form 15A with the SEC withdrawing the Form 15 previously filed by Mr. Guo. On or about March 23, 2011, CBI filed a letter with the SEC Office of Information Technology, requesting

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that Mr. Guo’s filings be removed from the EDGAR System. The request was denied pending further investigation. At some point in the days that followed, Mr. Guo again attempted to change CBI’s access codes without authorization and in violation of 11 U.S.C. § 362. The SEC thereafter froze CBI’s EDGAR access and launched an investigation into who should rightfully be granted the EDGAR access codes. The SEC restored CBI’s EDGAR access on May 5, 2011, granting access through K&C. The delay caused CBI to miss one of its mandatory filings and prevented the company from even notifying investors through an 8-K filing of the reason for the delay.

The Fornova Dispute

In connection with the forgoing, the Debtor filed a complaint pursuant to Bankruptcy Code §§ 105 and 502(a) and Rules 3001 and 3007 of the Federal Rules of Bankruptcy Procedure, objecting to and seeking related relief in connection with Claim Number 18-1 (the “Claim”) filed by Fornova Pharmworld, Inc. (the “Claimant” and/or the “Defendant”). In its Complaint the Debtor sought: (a) total disallowance of the Claim or, in the alternative, (b) equitable subordination and/or recharacterization of the Claim. The Defendant failed to properly respond and the Court entered default judgment in favor of the Debtor. The Court also conducted a trial on the merits wherein (a) the Debtor tendered into evidence 26 exhibits and presented testimony from three witnesses, Dr. Richard J. Freer, Mr. James D. Causey, and Mr. James H. Brennan and (b) the Defendant failed to appear. At the conclusion of its evidence, the Court rendered judgment for the Debtor on all three counts. Mr. Chien filed a notice of appeal in regards to the default judgment. On November 1, 2012, the Bankruptcy Court issued a memorandum opinion ruling in the Debtor’s favor on all counts in the Complaint. A copy of the memorandum opinion is attached hereto as Exhibit B. Mr. Chien sued the Debtor, Dr. Freer and the law firm of LeClair Ryan, P.C. in the state court of Connecticut. The matter as to the Debtor has been dismissed but Mr. Chien is contesting the same.

IV. THE DEBTOR’S REMAINING ASSETS

A.	THE ASSETS

After the sales approved by Court orders, the Debtor’s remaining assets consist of cash of approximately $968,540.60 as of November 9, 2012, some miscellaneous office equipment/furniture with deminimus value, certain intellectual property with deminimus value and a public shell that will potentially be debt free. The value of the Debtor’s remaining assets is difficult to ascertain. The Debtor has received the Stalking Horse Offer for a percentage of the Reorganized Debtor’s Equity Interests as more particularly described on Exhibit A attached hereto. Under the Market Value Procedures, the Debtor believes the market will determine the actual value of its remaining assets.

B.	POTENTIAL CAUSES OF ACTION

The Debtor has conducted a preliminary analysis of potential Causes of Action. Such Causes of Action could be primarily Avoidance Actions. Under the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of a debtor’s property, including payments of cash, made while a debtor was insolvent during the 90 days immediately prior to the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an “insider,” one year prior to the commencement of the bankruptcy

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case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such preexisting debt had the debtor been liquidated under Chapter 7 of the Bankruptcy Code. In order to be preferential, such payments must have been made while a debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code’s preference statute can be very broad in its application because it allows a debtor to recover payments regardless of whether there was any impropriety in such payments. However, there are certain defenses to such claims. For example, transfers made in the ordinary course of the debtor’s and the transferee’s business in accordance with ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and prior to the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

Because it is likely that all valid creditors will receive 100% of Allowed Claims, the transferees likely did NOT receive more than it would have received on account of such preexisting debt had the debtor been liquidated under Chapter 7 of the Bankruptcy Code. Accordingly, the Debtor does not believe it possesses any Avoidance Actions.

Under the Bankruptcy Code and under various state laws, a debtor may also recover or set aside certain transfers of property (fraudulent transfers), including the grant of a security interest in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized to the extent that the debtor received less than reasonably equivalent value for such transfer. The Debtor is aware of no such transfers.

V. THE DEBTOR’S LIABILITIES

A.	SECURED CREDITORS

As of the Petition Date, the Debtor’s secured creditors were BB&T and the Pipe Investors. Through the proceeds of the Court approved Mimotopes Sale and the Bostwick Real Property Sale, BB&T and the Pipe Investors have been paid in full.

B.	ADMINISTRATIVE EXPENSES

1. Professional Fees and Expenses. Professional fees and expenses incurred by the Debtor, after approval by the Bankruptcy Court, are Administrative Expenses. Certain professional fees have already been paid pursuant to Court order. The asserted and/or projected amount of unpaid Fee Claims (not subject to a Court approved retainer) as of the Effective Date is expected to be between $175,000.00 and $250,000.00. The actual amount owed to professionals will depend upon the nature and extent of the litigation experienced during the Case and the approval of the Bankruptcy Court.

2. Post-Petition Expenses Incurred in the Ordinary Course. Other Administrative Expenses the Debtor has incurred in this Case include payment of undisputed business expenses incurred after the Petition Date. The Debtor has filed and continues to file monthly financial reports reflecting the Post-Petition trade payables.

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3. Administrative Tax Claims. Basically taxes accruing after the Petition Date are Administrative Tax Claims. The Debtor is not aware of any past due taxes that accrued after the Petition Date.

4. Other Claimed Administrative Expenses. Freer is owed post-petition wages in the amount of $156,068.00.

C.	PRIORITY CLAIMS

Priority Tax Claims are those Claims for taxes entitled to priority in payment under § 507(a)(8) of the Bankruptcy Code. The Debtor is aware of no such claims after the closing of the sale of the Real Property. There are other claimants that are entitled to priority payment under § 507 of the Bankruptcy Code. The amount of other Priority Claims is estimated at $23,450.00.

D.	UNSECURED CLAIMS

After the First Claim Objection Order and the Second Claim Objection Order as well as resolution of an additional claim objection, the total amount of undisputed unsecured claims other than Freer Claims is $311,317.15 as more particularly described on Exhibit C. The Fornova Claim remains subject to the Fornova Dispute.

VI. DESCRIPTION OF THE PLAN OF REORGANIZATION

A.	TREATMENT OF CLAIMS

The principal provisions of the Plan are summarized below. The Plan provides for eight (8) classes of Claims and/or Interests as follows:

1.	Class One - Secured Claims of BB&T

Class One consists of the outstanding balance, as of the Petition Date, of BB&T arising from its Loan Documents and all post-petition outstanding principal, interest, loan fees, actual and reasonable attorney’s fees and costs incurred, late charges and other reasonable fees and costs as provided for in the Loan Documents and/or the Final Cash Collateral Order. The Secured Claim of BB&T was previously satisfied through the Bostwick Real Property Sale.

2.	Class Two - Secured Claim of Pipe Investors

Class Two consists of the outstanding balance, as of the Petition Date, of the Pipe Investor’s Secured Claim arising from their Loan Documents, and their post-petition outstanding principal, interest, loan fees, actual and reasonable attorney’s fees and costs incurred, late charges and other reasonable fees and costs as provided for in the Loan Documents and/or by Order of the Bankruptcy Court. The Secured Claim of the Pipe Investors was previously satisfied through the Mimotopes Sale.

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3.	Class Three - Secured Claim of All Other Secured Claims

Class Three consists of the outstanding balance, as of the Confirmation Date, of all other Secured Claims.

To the extent there are Allowed Secured Claims, the same will be satisfied either by (a) payment in full on the Effective Date or (b) surrender of the respective Collateral.

The Debtor is aware of no such claims.

4.	Class Four - Priority Tax Claims

Class four consists of Allowed Priority Tax Claims.

Allowed Priority Tax Claims shall be paid in full in the amount of Allowed Priority Claims on the Initial Distribution Date.

The Debtor is aware of no such claims.

5.	Class Five - Priority Claims Other Than Priority Tax Claims

Class Five consists of Allowed Priority Claims other than Allowed Priority Tax Claims.

Allowed Priority Claims shall be paid in full in the amount of the Allowed Priority Claims on the Initial Distribution Date.

6.	Class Six - General Unsecured Claims – Other Than The Fornova Claim

Class Six consists of all General Unsecured Claims other than the Fornova Claim. On the later of the Initial Distribution Date or the Date on which such Claim becomes Allowed, each Holder of an Allowed General Unsecured Claim shall be paid its pro rata share of the GUCS Initial Distribution Fund.

On or before the Supplemental Distribution Date, if any, each Holder of an Allowed General Unsecured Claim shall be paid its pro rata share of the Supplemental Distribution Fund, if any.

7.	Class Seven - Fornova Claim

Class Seven consists of the Fornova Claim. Within three (3) business days of the entry of a Final Order resolving the Fornova Litigation, either (a) the Debtor shall pay from the Fornova Reserve any amount (if any) declared due and owing by said Final Order or (b) the Stalking Horse shall pay any amount (if any) declared due and owing by said Final Order.

8.	Class Eight - Equity Security Holders

Class Eight consists of the Holders of Allowed Equity Interests, which will receive a percentage of ownership in the Reorganized Debtor provided Class Six General Unsecured Claims have been paid in full as Allowed by the Bankruptcy Court.

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Under the Stalking Horse Offer, Class Eight shall receive not less than 10% of equity in the Reorganized Debtor. Insiders are included in Class Eight. They currently hold 52.96% of the stock of the Debtor as more particularly described on Exhibit D attached hereto and will receive their pro rata distribution of the stock percentage allocated to this class. Class Eight’s current stock instruments will be deemed stock instruments of the Reorganized Debtor in its pro rata percentage.

To the extent there was to instead be a cash distribution to Class Eight, it would be de minimis and therefore is not being proposed. Specifically, for every $100,000.00 available, the payout would be $0.0064/share. Accordingly, the Debtor asserts that the proposed treatment provided in the Plan is a better alternative for Class Eight.

9.	Unclassified Claims

(a) Administrative Expense Claims - Except to the extent that a Holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtor shall pay to each Holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on the later of the Effective Date and the first (1st) Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable. The Accrued Professional Expense shall be paid at Closing.

(b) Fee Claims - All Fee Claims previously approved by Final Order shall be paid. Persons seeking an award by the Bankruptcy Court of additional Fee Claims incurred through and including the Effective Date shall, unless otherwise ordered by the Bankruptcy Court: (i) file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is no later than thirty (30) days after the Effective Date; and (ii) except as otherwise provided in the Plan, be paid in full in such amounts as are approved by the Bankruptcy Court upon the later of (a) the date upon which the Order relating to any such Fee Claim is entered or (b) upon such other terms as may be mutually agreed upon between the Holder of such Fee Claim and the Debtor. The Accrued Professional Expense shall be paid at Closing.

(c) Administrative Tax Claims - Except to the extent that a Holder of an Administrative Tax Claim agrees to a different treatment, Allowed Administrative Tax Claims shall be paid on the later of the Effective Date or the date such Allowed Administrative Tax Claim becomes due and owing.

(d) Administrative Expenses Incurred After The Effective Date - Administrative Expenses incurred by the Debtor or the Reorganized Debtor after the Effective Date, including (without limitation) Fee Claims, shall not be subject to application and may be paid in the ordinary course of business without further Bankruptcy Court approval.

B.	TREATMENT OF PROPERTY

Pursuant to the Market Value Procedures, the Debtor will seek the submission, evaluation and, if appropriate, acceptance of the highest and best offer for a percentage of Interests in the

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Reorganized Debtor. Thereafter except as otherwise provided in the Plan and/or the Confirmation Order, the Reorganized Debtor will retain all Estate Property, in accordance with Bankruptcy Code § 1123(a)(5)(A), subject to all Liens of record as of the Petition Date (the validity, extent and priority of which are subject to determination by the Court except as otherwise provided herein), which shall secure to Holder of such Liens only payments due under this Plan. Any defaults as of the Petition Date are cured by the provisions herein, as they existed on the Filing Date, which shall be enforceable against the Debtor or Reorganized Debtor should the Debtor or Reorganized Debtor default on its obligations under this Plan. The Debtor is aware of no such remaining Liens.

1.	Assumption or Rejection of Executory Contracts and Unexpired Leases

The Plan constitutes a motion by the Debtor to assume, as of the Effective Date, all Executory Contracts and Unexpired Leases to which the Debtor is a party, except for an Executory Contract or Unexpired Lease that, prior to the Confirmation Hearing, (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court or (b) is the subject of a separate then pending motion filed under § 365 of the Bankruptcy Code by the Debtor. The Confirmation Order shall constitute approval of such assumptions and rejections pursuant to §§ 365 and 1123 of the Bankruptcy Code. The Debtor may, in the future and in connection with the Market Value Procedures, identify additional Executory Contracts and Unexpired Leases that it may wish to reject and reserve the right to seek such rejection prior to the Confirmation Hearing.

Any Executory Contracts or Unexpired Leases which (i) have not expired by their own terms on or prior to the Confirmation Hearing, (ii) have not been assumed, assumed and assigned, or rejected prior to the Confirmation Hearing, (iii) have not been rejected pursuant to the terms of the Plan, or (iv) are not the subject of a motion to reject pending as of the Confirmation Hearing, shall be deemed assumed by the Debtor on the Effective Date, and the entry of the Confirmation Order shall constitute approval of such Assumption pursuant to §§ 365(a) and 1123 of the Bankruptcy Code.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, must be filed with the Bankruptcy Court within thirty (30) days after the Confirmation Date or the date of entry of an order of the Bankruptcy Court approving such rejection, whichever later. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtor or Reorganized Company, its Estate and property unless otherwise ordered by the Bankruptcy Court. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under § 502(b) of the Bankruptcy Code or otherwise.

4.	Cure of Defaults in Connection with Assumption

Any monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to § 365(b)(1) of the Bankruptcy Code, at the option of Debtor, Reorganized Debtor or the Liquidation Agent, as the case may be: (a) by payment of the cure amount in Cash on the Effective Date or as soon as practicable thereafter, or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease.

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On or before four (4) Business Days before the commencement of the Confirmation Hearing, the Debtor will provide to all parties of Executory Contracts who have made written request to Tavenner & Beran evidence of adequate assurance of future performance as required by § 365 of the Bankruptcy Code. IF A COUNTER PARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE BELIEVES THAT CURE PAYMENTS ARE DUE PURSUANT TO § 365(b)(1) OF THE BANKRUPTCY CODE SUCH COUNTERPARTY MUST FILE AN NOTICE OF ALLEGED CURE AMOUNT NOT LATER THAN FOUR (4) BUSINESS DAYS PRIOR TO THE DATE FIRST SET FOR THE CONFIRMATION HEARING. IF A COUNTER PARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE BELIEVES THERE IS A DISPUTE REGARDING THE ABILITY OF THE DEBTOR, TO PROVIDE “ADEQUATE ASSURANCE OF FUTURE PERFORMANCE” WITHIN THE MEANING OF § 365 OF THE BANKRUPTCY CODE UNDER THE CONTRACT OR LEASE TO BE ASSUMED, OR ANY OTHER MATTER PERTAINING TO ASSUMPTION, SUCH COUNTERPARTY MUST FILE AN OBJECTION TO THE ASSUMPTION OF ITS EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTOR NOT LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE DATE FIRST SET FOR THE CONFIRMATION HEARING.

Such objections shall be subject to the jurisdiction of the Bankruptcy Court and shall be resolved by a Final Order. The effective date of the Assumption of an Executory Contract or Unexpired Lease subject to such an objection shall be determined by a Final Order, and the cure payments required by § 365 (b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the Assumption.

5.	Assignment Objections

On or before four (4) Business Days before the commencement of the Confirmation Hearing, the Debtor will provide to all parties of Executory Contracts identified for Assignment who have made written request to Tavenner & Beran (A) a copy of the transactional document(s), if any, concerning the Assignment and (B) evidence of adequate assurance of future performance as required by § 365 of the Bankruptcy Code. IF A COUNTER PARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE IDENTIFIED FOR ASSIGNMENT BELIEVES THAT (1) ASSIGNMENT IS IMPROPER OR (2) THERE IS A DISPUTE REGARDING THE ABILITY TO PROVIDE “ADEQUATE ASSURANCE OF FUTURE PERFORMANCE” WITHIN THE MEANING OF § 365 OF THE BANKRUPTCY CODE UNDER THE CONTRACT OR LEASE TO BE ASSUMED AND ASSIGNED, OR ANY OTHER MATTER PERTAINING TO ASSUMPTION AND ASSIGNMENT, SUCH COUNTERPARTY MUST FILE AN OBJECTION TO THE ASSUMPTION AND ASSIGNMENT OF ITS EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTOR NOT LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE DATE FIRST SET FOR THE CONFIRMATION HEARING.

Such objections shall be subject to the jurisdiction of the Bankruptcy Court and shall be resolved by a Final Order. The effective date of the Assumption and Assignment of an Executory Contract or Unexpired Lease subject to such an objection shall be determined by a

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Final Order, and the cure payments required by § 365 (b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the Assumption and Assignment.

VII. PLAN IMPLEMENTATION

To insure that the Estate receives the maximum value for its assets and/or its Equity Interests (while adhering to the Bankruptcy Code and Bankruptcy Rules), the Debtor will entertain offers for a portion of its Equity Interests upon the Market Value Procedures. Furthermore, the Reorganized Debtor’s charter will contain a provision prohibiting the issuance of nonvoting equity securities and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

The Stalking Horse’s contribution of IP assets and related commitments is for the 90% of equity in the Reorganized Debtor. Following emergence from bankruptcy proceedings, the Reorganized Debtor intends to raise $3,000,000 of equity financing in a private placement to a small group of accredited investors. Of this amount, the Stalking Horse, which is owned by Francis E. O’Donnell, Jr., M.D., has pledged to invest $1,000,000 as soon after emergence as is necessary to fund the operations. This further financing would be equally dilutive to CBI shareholders and the Stalking Horse. The Stalking Horse expects, but cannot guarantee, the $3 million to get 25%-40%. Consequently, if 25% (a $12 million valuation), the Stalking Horse would then own 75.8%, CBI shareholders 7.5% (valued at $900,000), and outside investors 16.7%. If 40% (a $7.5 million valuation), the Stalking Horse would then own 67.3%, CBI shareholders 6% (valued at $450,000), and outside investors 26.7%. While dilutive to percentage ownership, the equity financing is accretive to per share value, which is currently at a market value of $0.015/share.

It is possible that one or more members of the Debtor’s board of directors may be asked to serve on the board of directors for the Reorganized Debtor. However, no such agreement is currently in place. The Stalking Horse does intend for Dr. Freer and Samuel Sears, current members of the Debtor’s board of directors, to serve on the Reorganized Debtor’s board if it is the entity approved by the Bankruptcy Court. However, the ultimate determination will be made by the Purchaser approved by the Bankruptcy Court through the Market Value Procedures.

After payments as provided in the Plan, the balance sheet of the Reorganized Debtor could possibly look like that contained at Exhibit E attached hereto.

VIII. RELEASES AND INJUNCTIONS

A.	EXCULPATION

The Plan provides for certain exculpations. Specifically, the Plan provides:

The Debtor, the Committee, and the Purchaser and each of their respective members, partners, officers, directors, employees and

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representatives (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan or the transactions contemplated thereby, including the pre-petition and post-petition negotiations with respect thereto, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Case or any Contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Case, except for willful misconduct or gross negligence as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel to their duties and responsibilities under the Plan and the Chapter 11 Case.

B.	CERTAIN MUTUAL RELEASES

The Plan Provides for certain releases. Specifically, the Plan provides:

Except as otherwise specifically provided herein, on and after the Effective Date, each of the Debtor, the Reorganized Debtor, the Purchaser and the Committee (and all officers, directors, partners, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing), for good and valuable consideration, including, but not limited to, the commitment, obligation and service of each of the aforementioned to facilitate the expeditious implementation of the restructuring contemplated by the Plan, shall automatically be deemed to have released one another unconditionally and forever from any and all Claims, obligations, rights, suits, damages, Causes of Actions, remedies and liabilities, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the foregoing persons or entities would have been legally entitled to assert (in their own right, whether individually or collectively, or on behalf of the Holder of any Claim or Equity Interest or other person or entity), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, relating in any way to the Debtor, the Reorganized Debtor, the Chapter 11 Case, the Plan, the Disclosure Statement, or any related agreements, instruments, or other documents, except for (i) Claims arising under the Plan or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder and (ii) any intentional acts of the past and present directors and officers of CBI, current management of the Debtor, professionals of the Debtor and its

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affiliates, which constitute fraud and, when the party bringing the cause of action (or its respective employees, agents, or advisors) did not have actual knowledge of such intentional acts (or the substance of such acts) as of the Effective Date; provided, however, with respect to any intentional acts which constitute fraud, the knowledge of former and existing officers and directors of CBI shall not be imputed to CBI or the Reorganized Debtor (before or after the Effective Date). Notwithstanding the foregoing, the present directors and officers of CBI and current management of the Debtor shall not be released or discharged from contractual obligations to the Debtor or Reorganized Debtor with respect to employment and other agreements assumed pursuant to the Plan or otherwise.

C.	INJUNCTION AS TO DEBTOR AND REORGANIZED DEBTOR

The Plan provides for certain injunctions. Specifically, the Plan provides:

Except to the extent otherwise provided in the Plan, from and after the Confirmation Date all persons who have held, hold or may hold Claims against or interests in the Debtor are permanently enjoined from taking any of the following actions against any of the Debtor or the Reorganized Debtor on account of any such Claims or interest: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing or attaching, collecting or recovering, in any manner, any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right or subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or in inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

D.	COMMISSION CARVE-OUT FROM RELEASES, DISCHARGE AND INJUNCTION

The Plan provides for a carve-out from releases, discharge and injunction for the Commission. Specifically, the Plan provides:

“Notwithstanding any provision to the contrary except as provided in this paragraph, no provision of the Plan, Disclosure Statement, or the Confirmation Order shall (i) discharge or release the Debtor, the Reorganized Debtor or any other person or entity from any right, claim, cause of action or power or interest held or assertable by the Commission or (ii) enjoin, impair or delay the Commission from commencing or continuing any claims, causes of action, proceedings or investigations against the Debtor, the Reorganized Debtor or any other person or entity in any non-bankruptcy

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forum. Notwithstanding anything to the contrary in this paragraph, the Debtor, the Reorganized Debtor, the Purchaser and the Committee (and all officers, directors, partners, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing) shall have all protections articulated in Article VII of the Plan for all acts taken pursuant to and consistent with the terms of the Plan, the Confirmation Order and/or other Final Order.”

IX. ALTERNATIVES TO THE PLAN

A.	BEST INTEREST OF CREDITORS

The Debtor has proposed a Plan which provides a mechanism for it to maximize the value of its assets and/or it’s Equity Interests (while adhering to the Bankruptcy Code and Bankruptcy Rules). Accordingly, the Debtor believes the Plan is in the best interest of creditors and other parties-in-interest.

B.	HYPOTHETICAL LIQUIDATION ANALYSIS

Section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that Holders of Claims that are Impaired under the Plan who do not vote for the Plan must receive property under the Plan worth, as of the Effective Date, at least as much as the amount they would receive if the Debtor liquidated in a Chapter 7 bankruptcy. The Debtor believes that the distribution under its Plan is preferable to the distribution creditors would receive if the Debtor’s estate were liquidated under Chapter 7.

In a hypothetical Chapter 7, if estate property has equity, the Chapter 7 Trustee would first reduce said property to Chapter 7 Proceeds. The first question a Chapter 7 Trustee would ask is whether there is sufficient equity in the property to justify his or her administration of the property. In making a decision not to abandon the property and instead to administer it, the Chapter 7 Trustee would have to be confident that he or she could obtain more than the value of the secured claims on the property after paying the operating costs and costs of sale.

A Chapter 7 Trustee is charged under Bankruptcy Code § 704(1) to perform his or her duties expeditiously. If the Chapter 7 Trustee concludes that he or she should liquidate rather than abandon the property, a Trustee would be under a duty to liquidate the property expeditiously.

Once the estate property is liquidated, the Chapter 7 Trustee would then be required to pay the Chapter 7 Proceeds in the order outlined below. If the Chapter 7 Proceeds were insufficient to satisfy each category of Claims, the Chapter 7 Proceeds would be shared pro rata by the claimants in that category:

1.	The costs of preserving and liquidating the assets;

2.	Allowed Claims secured by the property that was sold, including principal and accrued interest when the value of the collateral exceeds the amount of the secured claim. To the extent that a secured creditor is not paid in full from the sale of its collateral, the balance of the claim would be an unsecured claim;

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3.	The costs and expenses of the Chapter 7 proceeding. These costs and expenses may include:

a.	paying professionals to file contested matters with the Bankruptcy Court, to obtain required approval, to prepare and file income tax returns, to make reports to governmental agencies and to perform other acts for which their employment has been approved;

b.	paying tax liabilities incurred by the estate; and

c.	paying the expenses and fees of the Chapter 7 Trustee;

4.	Unpaid expenses incurred by the debtor during the Chapter 11 case, including:

a.	paying professionals to file contested matters with the Bankruptcy Court, to obtain required approvals, to prepare and file income tax returns, to make reports to governmental agencies and to perform other acts for which their employment has been approved;

b.	paying tax liabilities incurred by the estates, and

c.	compensation for the court-approved fees of attorneys and other professionals;

5.	Priority Claims; and

6.	Unsecured Claims, including the unsecured claims arising from the rejection of the Debtor’s executory contracts and unexpired leases of business personal property.

Absent the Market Value Procedures or something similar, the Estate may not be able to obtain a fair and market value for its assets. Based upon the forgoing, the Debtor believes that the distribution under its Plan is preferable to the distribution creditors would receive if the Debtor’s estate were liquidated under Chapter 7.

X. TAX CONSEQUENCES OF THE PLAN

The federal income tax consequences of the Plan are complex and subject to significant uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel concerning same. In addition, this summary does not discuss all aspects of federal income taxation that may be relevant to a particular creditor in light of its individual investment circumstances or to certain types of Holders subject to special treatment under the federal income tax laws. There also may be state, local or other tax considerations applicable to each holder.

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ACCORDINGLY, EACH CLAIM HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE PLAN TO IT UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

XI. CONFIRMATION PROCEDURES

A.	CONFIRMATION HEARING

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing to determine whether a plan of reorganization should be confirmed. A Hearing on Confirmation of the Plan will be scheduled and notice thereof will be circulated in accordance with the Bankruptcy Code and Bankruptcy Rules. The Hearing may be adjourned from time to time by the Court without further notice except for an announcement made at the Hearing.

B.	OBJECTIONS TO CONFIRMATION

All objections to Confirmation of the Plan will be heard at the Confirmation Hearing. Bankruptcy Rules 3020 and 9014 govern objections to Confirmation of the Plan. Any Objection to Confirmation of the Plan must be made in writing, filed with the Court and served upon the following parties within five (5) Business Days before the Hearing on Confirmation:

Lynn L. Tavenner, Esquire Tavenner & Beran, PLC 20 North Eighth Street, Second Floor Richmond, VA 23219 Telephone: (804) 783-8300 Telecopy: (804) 783-0178

Robert B. Van Arsdale, Esquire Office of the United States Trustee 701 East Broad Street, Suite 4304 Richmond, Virginia 23219 Telephone: (804) 771-8004

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED AND SERVED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	REQUIREMENTS FOR CONFIRMATION OF THE PLAN

Statutory Requirements. At the Confirmation Hearing, the Court must determine whether the Plan meets the requirements for Confirmation set forth in §1129(a) of the Bankruptcy Code. With the exception of requirement (8), which is discussed below, the Debtor believes that the Plan satisfies all the statutory requirements of § 1129(a) of the Bankruptcy Code. The requirements of Bankruptcy Code § 1129(a) are as follows:

l. The Plan complies with the applicable provisions of the Bankruptcy Code.

2. The proponent of the Plan complies with the applicable provisions of the Bankruptcy Code.

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3. The Plan has been proposed in good faith and not by any means forbidden by law.

4. Any payment made or to be made by the proponent, the Debtor, or a person issuing securities or acquiring property under the Plan, for services or costs and expenses in or in connection with the case, or in connection with the Plan and incident to the case, has been approved by or is subject to the approval of the Bankruptcy Court as reasonable.

5.	(A)

(i) the proponent of the Plan has disclosed the identity and affiliation of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an affiliate of the Debtor participating in a joint plan with the Debtor or a successor to the Debtor under the Plan; and

(ii) the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy, and

(B) The proponent of the Plan has disclosed the identity of any Insider that will be employed or retained by the Reorganized Debtor, and the nature of any compensation for such Insider.

6. Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtor has approved any rate change provided for in the Plan, or such rate changes expressly conditioned on such approval.

7. With respect to each Impaired class of Claims or interest:

(A) each Holder of a Claim or interest of such class –

i. has accepted the Plan; or

ii. will receive or retain under the Plan on account of such Claim or interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date; or

(B) If § 1111(b)(2) of the Bankruptcy Code applies to the Claims of such class, each Holder of a Claim of the class will receive or retain under the Plan on account of such Claim, Property of a value, as of the Effective Date of the Plan, that it is not less than the value of such Holder’s interest in the property that secures such Claims.

8. With respect to each class of Claims or interest –

(A) the Class has accepted the Plan; or

(B) the Class is not Impaired under the Plan.

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9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that:

(A) with respect to a Claim of a kind specified in §§ 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the Effective Date of the Plan, the Holder of such Claim will receive on account of such Claim cash equal to the Allowed amount of such Claim;

(B) with respect to a class of claims of a kind specified in §§ 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive:

i. If such class has accepted the Plan, deferred cash payments of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim; or

ii. If such class has not accepted the Plan, cash on the Effective Date of the Plan equal to the Allowed amount of such Claim; and

(C) Priority Claims must be paid in full in the amount of the Allowed Priority Claims in not less than equal quarterly payments within five (5) years from the date of the order for relief and in a manner not less favorable than junior classes.

10. If a class of Claims is Impaired under the Plan, at least one class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further reorganization of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

12. All fees payable under 28 U.S. C. § 1930 as determined by the Bankruptcy Court at the hearing on Confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

13. The Plan provides for the continuation after its effective date of payment of all retiree benefits as that term is defined in § 1114 of the Bankruptcy Code at the level established pursuant to Subsection (e)(1)(B) or (g) of § 1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

Acceptance of the Plan. The Bankruptcy Code defines acceptance of a Plan by a class of Claims as acceptance by Holders of at least two-thirds in dollar amount and a majority in number of Claims in that class which actually cast Ballots for acceptance or rejection of the Plan. Only the classes of Claims which are Impaired under a Plan are entitled to accept or reject the Plan. A class is “Impaired” if legal, equitable or contractual rights attaching to the Claims or interests in that class are modified. Acceptance by a class of Equity Interest Holders is defined as acceptance by Holders of interests with at least two-thirds in dollar amount, counting only those Holders of interests who’s Holders cast Ballots.

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Non-Acceptance and “Cram Down”. Even if a class of Impaired Claims or interests does not accept the Plan, the Debtor has the right to request that the Plan be confirmed pursuant to § 1129(b) of the Bankruptcy Code, the “Cram Down” provision. As long as one Impaired class votes in favor of the Plan, the Court may confirm the Plan if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. A Plan “does not discriminate unfairly” within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its Claims and interests. “Fair and equitable” has different meanings with respect to the treatment of Secured and Unsecured Claims as well as the treatment of Equity. In general, § 1129(b) establishes that the treatment of classes of Claims and interests is fair and equitable as along as all junior classes are treated in accordance with the “absolute priority” rule which requires that each dissenting class be paid in full before a junior class receive anything under the Plan.

XII. VOTING PROCEDURES AND REQUIREMENTS

A.	CONFIRMATION THROUGH VOTING

The Bankruptcy Court will confirm the Plan only if all of the requirements of § 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan (i) is accepted by all Impaired classes of Claims entitled to vote or, if rejected by an Impaired class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such class and as to the Impaired classes of Claims and Equity Interests that are deemed to reject the Plan, (ii) is feasible and (iii) is in the “best interests” of the Holders of Claims and Equity Interests impaired under the Plan.

B.	BALLOTS

Creditors entitled to vote will receive Ballots on which to record their acceptances or rejections of the Plan. You must complete your Ballot and return it to counsel for the Debtor who will tally the votes and report the results to the Court at the Hearing on Confirmation of the Plan. Please complete the Ballot sent to you with this Disclosure Statement, sign the original, and return it to counsel for the Debtor. If no members of a class tender a vote, that class will be deemed to accept their treatment.

C.	ENTITLEMENT TO VOTE

A Holder of a Claim against the Debtor is entitled to vote to accept or reject the Plan only if:

(1)	The Bankruptcy Court has not previously disallowed the Claim;

(2)	The Claim is Impaired under the Plan; and

(3)	The Claim is not of a class that is deemed to have rejected the Plan pursuant to § 1126(g) of the Bankruptcy Code;

And either:

a.	The Debtor has not scheduled the Claim as being Disputed, Contingent or Unliquidated; or

b.	The Holder of the Claim has filed a Proof of Claim or interest on or before the last date set by the Bankruptcy Court for such filing.

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Any Claim to which an objection has been filed is not entitled to vote unless the Bankruptcy Court temporarily allows such Claim in an amount that it deems proper for the purpose of voting on the Plan. In addition, a vote may be disregarded if the Bankruptcy Court determines that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

D.	EFFECT OF FAILURE TO VOTE

If a creditor or Holder of an interest does not return a fully completed Ballot within the specified time to the Debtor’s attorneys, neither the creditor nor the amount of its Claim or the amount of the Holder’s interest is counted to determine acceptance or rejection of the Plan. If you are entitled to vote and do not, the Ballots will be tallied as though you do not exist. If no members of a class tender a vote, that Class will be deemed to accept their treatment.

XIII. CONCLUSION

The Debtor believes that the Plan is in the best interest of all creditors. Accordingly, the Debtor urges Holders of Impaired Claims to vote to accept the Plan and to return their Ballots with all due speed.

Dated: January 4, 2013	COMMONWEALTH BIOTECHNOLOGIES, INC.

	By:	/s/ Paula S. Beran
Counsel

Lynn L. Tavenner, Esquire (Va. Bar No. 30083)

Paula S. Beran, Esquire (Va. Bar No. 34679)

TAVENNER & BERAN, PLC

20 North Eighth Street, Second Floor

Richmond, Virginia 23219

Telephone: (804) 783-8300

Telecopy: (804) 783-0178

Counsel for Commonwealth Biotechnologies, Inc.

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Exhibit B

UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

Richmond Division

IN RE:	COMMONWEALTH	Case No. 11-30381-KRH
	BIOTECHNOLOGIES, INC.	Chapter 11

Debtor.

COMMONWEALTH BIOTECHNOLOGIES, INC.

Plaintiff,

v.		Adv. Pro. No. 12-03038

FORNOVA PHARMWORLD, INC.

Defendant.

MEMORANDUM OPINION

Commonwealth Biotechnologies, Inc. (the “Plaintiff”) filed a bankruptcy petition in this Court under Chapter 11 of the Bankruptcy Code on January 20, 2011 (the “Petition Date”). On February 10, 2012, Plaintiff filed a Complaint (the “Complaint”) against Fornova Pharmworld Inc. (the “Defendant”), in which it objected to Defendant’s Claim Number 18-1 (the “Claim”)1 under 11 U.S.C. §§ 105(a) and 502 (2006)2 and Rules 3001, 3007, and 7001(8) of the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”). The Complaint alleged that the Claim was unfounded because no business relationship existed between Plaintiff and Defendant and, as a result thereof, no documentation existed in support of the Claim.

[1]

Defendant filed a proof of claim in Plaintiff’s bankruptcy case on May 16, 2011. It attached a note and modification agreement to the proof of claim form. The form is signed by A. Chien as trustee for Fornova Pharmworld Inc.

[2]	Title 11 of the U.S. Code may hereinafter be referred to as the “Bankruptcy Code.”

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Plaintiff had difficulty identifying the legal entity that filed the Claim. Not only did Defendant fail to appear anywhere in Plaintiff’s books and records, but Defendant also was not listed on the records of the Virginia State Corporation Commission as an entity authorized to transact business in the Commonwealth of Virginia. Plaintiff was unable to locate corporate information anywhere in the world pertaining to Fornova Pharmworld Inc. Although a note and modification agreement was attached to the Claim, those documents refer to an entirely different entity, Fornova Pharmaworld US Inc.3 That different Fornova entity filed suit against Plaintiff in the United States District Court for the Eastern District of Virginia (Richmond Division) back in November 2010 (the “District Court Action”). Liping Du, the Executive Director of Fornova Pharmaworld US Inc., swore under penalty of perjury in the District Court Action that the Purported Note4 was payable to and held by Fornova Pharmaworld US Inc. The law firm of Morrison & Foerster LLP represented Fornova Pharmaworld US Inc. in the District Court Action, but later withdrew from the representation due to its inability to communicate with its client. The District Court Action remains open on the docket, although it has been stayed pursuant to 11 U.S.C. § 362.

Plaintiff served the Complaint on several parties including: (1) Andrew Chien, the person who filed the Claim and was the alleged trustee for Defendant, via first class mail in New Haven, Connecticut; (2) Bill Guo, the chief executive officer of Venturepharm Laboratories Limited, via first class mail in Beijing, China, and via email at bill@venturepharm.net; (3) Fornova Pharmaworld US Inc. through OMC Chambers, its registered agent, via first class mail in Tortola, British Virgin Islands; and (4) Liping Du, the Executive Director of Fornova Pharmaworld US Inc., via first class mail in Kowloon, Hong Kong.

[3]	Fornova Pharmworld Inc. (no “a” in Pharmworld and no “US” in the name) filed the Claim. No attempt to reconcile this obvious discrepancy in the names of the two Fornova entities was ever forthcoming.
[4]	See infra notes 10-12 and accompanying text.

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Defendant failed to file a timely Answer to Plaintiff’s Complaint. Instead, Andrew Chien (“Chien”), purporting to represent Defendant as its “trustee,” filed a motion to dismiss the Complaint on Defendant’s behalf. As Chien was not an attorney, the Clerk’s office issued a deficiency notice under Local Bankruptcy Rule 9010-1.5 Notwithstanding the deficiency notice, Chien appeared on behalf of Defendant at a pretrial conference conducted on March 20, 2012. At that time, the Court advised Chien that Local Bankruptcy Rule 9010-1 required corporations to be represented by counsel and directed him to retain counsel for Defendant. Thereafter, Chien made repeated attempts to circumvent the Court’s instruction that he retain counsel to represent Defendant. At a subsequent hearing, the Court further admonished Chien that he was not allowed to represent the interests of Defendant in the bankruptcy case and expressly instructed him to hire counsel for Defendant. When it became clear that Chien had no intention of following the Court’s instruction, the Court entered Orders on May 1, and June 12, 2012, striking the pleadings he had filed on behalf of Defendant from the record.

Although it appeared from Chien’s conduct that Defendant was well aware of this adversary proceeding, the Court sua sponte questioned whether service on Defendant needed to be effected under the provisions of the Hague Convention. By Order entered July 2, 2012, the Court granted Plaintiff’s motion authorizing and approving a specific method for service of process under Rule 4(f)(3) of the Federal Rules of Civil Procedure, made applicable to cases

[5]

Local Bankruptcy Rule 9010-1 provides that “no party or entity other than a natural person acting in his or her own behalf … may appear in a bankruptcy case or proceeding, sign pleadings, or perform any act constituting the practice of law …. This Local Bankruptcy Rule applies to corporations.” Filings on behalf of a corporation by a non-attorney shall be stricken by the Clerk within fourteen days of filing.

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under the Bankruptcy Code by Bankruptcy Rule 7004. Plaintiff secured an alias summons from the Clerk of Court and subsequently re-served the Complaint in accordance with the Court’s July 2, 2012, Order. No answer or other response was timely filed thereto. On August 21, 2012, Plaintiff moved for the entry of default and default judgment. The Clerk entered default against Defendant on August 22, 2012.

A hearing on Plaintiff’s Motion for Default Judgment (the “Motion”) against Defendant was held on September 11, 2012. Defendant failed to attend the September 11 hearing.6 At the hearing, the Court conducted a trial on the merits of Plaintiff’s Complaint. Plaintiff introduced twenty-six exhibits into evidence and presented testimony from three witnesses: Dr. Richard J. Freer, Mr. James D. Causey, and Mr. James H. Brennan. The Court, having concluded that Defendant’s Claim should be disallowed in its entirety for the reasons set forth herein, entered an Order on October 5, 2012, granting Plaintiff’s Motion.7

This memorandum opinion sets forth the Court’s findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052.8 The Court has subject-matter jurisdiction over this adversary proceeding pursuant to 28 U.S.C. §§ 157 and 1334 and the general order of reference from the United States District Court for the Eastern District of Virginia dated August 16, 1984. This is a core proceeding, id. § 157(b)(2)(A), (B), (C), and (O), in which final orders or judgments may be entered by a bankruptcy court, id. § 157(b)(1). Venue is appropriate in this Court. Id. § 1409(a).

[6]	On September 10, 2012, Andrew Chien filed a letter on Defendant’s behalf, which the Court construed as a Motion to Continue. The Court denied the Motion to Continue by Order entered October 5, 2012.
[7]	On October 15, 2012, Andrew Chien filed a notice of appeal on behalf of Defendant pursuant to 28 U.S.C. § 158(a).
[8]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

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Plaintiff is a publicly-held Virginia corporation. Pl.’s Ex., 1. Since the Petition Date, Plaintiff has operated and managed its business as a Debtor-in-Possession pursuant to 11 U.S.C. §§ 1107 and 1108. In 2008, Plaintiff entered into a joint venture agreement with Venturepharm Laboratories Limited, a Chinese limited company, (“Venturepharm”) to jointly market and sell products and services worldwide (the “Joint Venture”). Pl.’s Ex. 1. At that time, William Guo (“Guo”) was the Chief Executive Officer of Venturepharm. Pl.’s Ex. 1, at 15; Pl.’s Ex. 2.9 The Joint Venture required contributions from both Plaintiff and Venturepharm. Pl.’s Ex. 1. Although Plaintiff performed all of its obligations under the joint venture agreement, Venturepharm did not. Pl.’s Ex. 4. Plaintiff suffered serious financial and reputational damage as a consequence of Venturepharm’s failure to perform. Pl.’s Ex 8. Plaintiff found itself in sudden need of an immediate equity infusion in order to recover and continue its business operation.

Seizing on the financial distress that Venturepharm had inflicted upon Plaintiff, Guo arranged for a $500,000 emergency cash investment from an “unrelated third party.” Pl.’s Ex. 9. The investment was negotiated, approved, and delivered to Plaintiff in its entirety by Guo. A convertible note was to be executed, but Plaintiff did not know the identity of the holder.10 Pl.’s Ex. 12. There was never any contact between Plaintiff and the “unrelated third party;” all communications were effectuated through Venturepharm or Guo.11

[9]	By August 15, 2008, Guo was authorized to become an officer and director of Plaintiff, Pl.’s Ex. 2, and was so seated on September 18, 2008.
[10]

Although the parties intended for the cash infusion to be an equity investment, the transaction was evidenced by the execution of a convertible note rather than by the issuance of new stock because Guo was concerned that a stock transaction might run afoul of U.S. securities laws. At the time of execution, Plaintiff’s stock had a strike price of $1.01.

[11]

It was not until a day or two before the Purported Note was executed that Fornova Pharmaworld US Inc. was identified as the investor. Several requests by Plaintiff’s Board of Directors to get full disclosure on the corporate structure of Fornova Pharmaworld US Inc. and on Guo’s role in that corporate structure were rejected by Guo. Plaintiff never received any information from or had any direct contact with any director or officer or representative of Fornova Pharmaworld US Inc. other than Guo during this process.

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On August 29, 2008, Guo directed Plaintiff to execute a Convertible Promissory Note in the principal amount of $500,000.00 (the “Purported Note”). The Purported Note is signed by Plaintiff, but was never witnessed. Pl.’s Ex. 24. The Purported Note identifies Fornova Pharmaworld US Inc. as the holder.12 Id. Plaintiff attempted to make cash payments to Fornova Pharmaworld US Inc. to satisfy the terms of the Purported Note, sending a total of four checks. Pl.’s Ex. 13. None were cashed. Id. None were returned as undeliverable. No explanation was ever received.

Guo imposed three requirements on Plaintiff in exchange for coordinating the transaction with Fornova Pharmaworld US Inc. Pl.’s Ex. 14. First, Guo required that he be seated as chairman of Plaintiff’s Board of Directors. Id. Accordingly, on September 9, 2008, Dr. Richard J. Freer (“Dr. Freer”) resigned his position as chairman. Pl.’s Ex. 15. Guo then served as chairman from January 23, 2009, until March 11, 2011, when he was removed for cause, Pl.’s Ex. 17 & 19. Second, Guo required that Venturepharm be given the right to nominate two additional directors to Plaintiff’s Board. Pl.’s Ex. 14. Third, Guo required that Venturepharm be given the right to review and monitor all of Plaintiff’s finances. Id. Plaintiff met each and every one of these demands.

Shortly after the investment transaction with Guo was concluded, Plaintiff entered into a modification agreement with other shareholders. Pl.’s Ex. 21. Guo emailed Plaintiff on behalf of Fornova Pharmaworld US Inc., objecting to this modification and demanding that Fornova Pharmaworld US Inc. receive similar terms and treatment (the “Modification Demands”). Id.

[12]

There was some ambiguity in the Purported Note. Fornova Pharmaworld, a corporation located in the British Virgin Islands, was also identified in the Purported Note as a possible payee. As Fornova Pharmaworld US Inc. is identified as the holder in the “Acknowledgement by the Holder” section of the Purported Note, the Court finds that it is the holder of the Purported Note. What is clear is that Defendant is neither the payee under nor the original holder of the Purported Note.

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A disagreement ensued between Guo and the other members of Plaintiff’s Board of Directors as to whether Dr. Freer should be reinstalled as Chief Executive Officer. On May 14, 2009, after Dr. Freer was reinstated by a narrow margin (four votes in favor and three votes, Guo and Venturepharm’s two Board members, voting against), Fornova Pharmaworld US Inc. issued a “Notice of Default” as the holder of the Purported Note. Pl.’s Ex. 24. Plaintiff reluctantly agreed to Guo’s Modification Demands on August 14, 2009. Plaintiff reduced the conversion price on the Purported Note, and it agreed to issue millions of shares to Fornova Pharmaworld US Inc. and Venturepharm. Pl.’s Ex. 21.

Notwithstanding Plaintiff’s acquiescence to Guo’s Modification Demands, Fornova Pharmaworld US Inc. filed the District Court Action in November 2010. Pl.’s Ex. 24. Plaintiff filed its bankruptcy petition under Chapter 11 of the Bankruptcy Code in response thereto. Fornova Pharmaworld US Inc.13 received notice of the commencement of Plaintiff’s bankruptcy case and the need to file a proof of claim. Fornova Pharmaworld US Inc. failed to file a claim in Plaintiff’s bankruptcy case.14

Well after the Petition Date and without Plaintiff’s knowledge or permission, Guo unilaterally changed Plaintiff’s EDGAR access codes with the United States Securities and

[13]	To the extent it is a separate legal entity distinct from Fornova Pharmaworld US Inc., Fornova Pharmaworld Inc. also received notice of the commencement of Plaintiff’s bankruptcy case through its statutory agent in the British Virgin Islands, and it was put on notice of the need to file timely a proof of claim form.
[14]

Instead, a Claim was filed by Defendant, Fornova Pharmworld Inc. Defendant was never able to reconcile, resolve, or otherwise explain the obvious discrepancy between itself and Fornova Pharmaworld US Inc., although it was given ample opportunity to do so.

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Exchange Commission (“SEC”) on March 9, 2011.15 Pl.’s Ex. 26, at O. Guo then filed a Form 8-K with the SEC, notifying Plaintiff’s shareholders that he intended to (1) hold a shareholders’ meeting to remove all members of the Board except himself; and (2) reorganize Plaintiff outside of bankruptcy. Id.; Pl.’s Ex. 19. In this Form 8-K, Guo reported that he had hired Andrew Chien as a representative to manage the shareholders’ meeting. Pl.’s Ex. 26, at O. Guo also stated that Chien was going to file an additional Form 8-K and a Form 15. Id. Two days later, either Guo or Chien filed another Form 8-K with the SEC, which included more details about the intended shareholders’ meeting. Pl.’s Ex. 26, at P. Finally, either Guo or Chien filed a Form 15 with the SEC, which attempted to terminate Plaintiff’s registration under the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a-78kk (2006). Pl.’s Ex. 26, at Q.

After these filings by Guo, Kaufman & Canoles (“K&C”) notified the SEC that Plaintiff’s access codes had been compromised and that these filings were not authorized. Id. at 2. With the SEC’s permission, Plaintiff obtained new access codes. Id. Plaintiff filed a Form 15A, withdrawing the Form 15 that Guo had filed. Id. at R. The SEC refused Plaintiff’s request that Guo’s other filings be removed from EDGAR, pending further investigation. Id. at S. Guo

[15]	This was not the first time that Plaintiff and Guo had squabbled over SEC filings. On October 28, 2010 (almost three months before the Petition Date), Plaintiff filed a preliminary proxy statement with the SEC, which sought, in part, shareholder approval of the sale of Plaintiff’s wholly-owned Australian subsidiary. Pl.’s Ex. 26, at A. This proxy statement started a flurry of demand letters. First, Guo requested the proxy statement be amended to include a proposal to remove Dr. Freer and Dr. Paul D’Sylva (“Dr. D’Sylva”) from the Board. Id. at B. Then, Dr. D’Sylva and Dr. Freer, in separate demand letters, requested the proxy statement be amended to include a proposal to remove Guo from the Board. Id. at C, D. Next, in a second demand letter, Dr. Freer requested the proxy statement be amended to include proposals to remove Venturepharm’s two board members, Maria Song and Eric Tao. Id. at E, F. Finally, Plaintiff received a second demand letter from Guo, requesting the proxy statement include a proposal to remove Dr. Freer, Dr. D’Sylva, Samuel Sears, and James Causey from the Board. Id. at G.

On Plaintiff’s behalf, Kaufman & Canoles (“K&C”) submitted a no-action request letter to the SEC, noting Plaintiff’s intent to omit all of these proposals from its proxy statement. Id. at H, M. K&C also requested the SEC waive the requirement that any no-action request be filed eighty days prior to filing proxy materials. Id. at J. On December 28, 2010, the SEC granted both requests. On December 6, 2010, Chien sent a letter to K&C, charging that Plaintiff violated several provisions of the securities laws. Id. at I. K&C responded to Chien’s letter, explaining their position that Plaintiff had not committed these alleged violations. Id.

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again tried to change Plaintiff’s EDGAR codes. Id. at 2. The SEC froze Plaintiff’s EDGAR account in order to determine who was entitled to have access. Id. On May 4, 2011, the SEC granted Plaintiff access through K&C.16 Id.

Unsecured creditors and equity security holders are required to file a proof of claim or interest in order to have an allowed claim in a bankruptcy case. Fed. R. Bankr. P. 3002(a).17 Chien filed the Claim on behalf of Defendant on May 16, 2011, in the amount of $622,167.00. Pl.’s Ex. 25. Filed claims are deemed allowed unless a party objects. 11 U.S.C. § 502(a) (2006). Plaintiff objected to Defendant’s Claim by filing this Complaint. When such an objection is filed, the court may disallow the claim if it “is unenforceable against the debtor and property of the debtor, under any agreement or applicable law.” Id. § 502(b)(1).

The Purported Note could be construed to be an instrument.18 An “instrument” under Virginia law is a “negotiable instrument,” which in turn is defined as an unconditional promise or order to pay a fixed amount of money … if it: (1) is payable to bearer or to order at the time it is issued or first comes into possession of a holder; (2) is payable on demand or at a definite time; and (3) does not state any other undertaking or instruction by the person promising or ordering payment to do any act in addition to the payment of money.

Va. Code. Ann. § 8.3A-104(a), (b) (2010).

In a suit on a negotiable instrument, the person asserting the right to enforce the instrument need only produce the instrument. Id. § 8.3A-308(b); Long v. Long, 895 So. 2d 34, 39 (5th Cir. 2005); 12 Am. Jur. 2d Bills & Notes § 597 (2012). Once the instrument has been

[16]	The investigation caused Plaintiff to miss a mandatory filing and prevented Plaintiff from filing a Form 8-K to explain the delay to its shareholders.
[17]	Bankruptcy Rule 3003 provides a limited exception to this filing requirement in Chapter 11 cases where a scheduled claim is not scheduled as disputed, contingent or unliquidated. Plaintiff’s schedules, however, failed to list Defendant’s Claim, so the exception was inapplicable.
[18]	Plaintiff maintains that the cash infusion was always intended to be, and actually was, an equity investment.

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produced, the burden of proof shifts to the defendant to prove any affirmative defenses. Va. Code Ann. § 8.3A-308(b); Long, 895 So. 2d at 39. However, if the instrument is not produced, then the plaintiff retains the burden of proving the instrument’s terms and the right to enforce it. Cf. Va. Code Ann. § 8.3A-309(b) (applying in context of lost, destroyed or stolen instruments). Defendant failed to produce a note naming it as the payee.19 As such, Defendant had the burden of proving both the instrument’s terms and the right to enforce it. The Court finds that Defendant failed to meet its burden.

Under Virginia law, the only person entitled to enforce an instrument is “(i) the holder of the instrument, (ii) a nonholder in possession of the instrument who has the rights of a holder, or (iii) a person not in possession of the instrument who is entitled to enforce the instrument pursuant to § 8.3A-309 or § 8.3A-418(d).” Id. § 8.3A-301. Defendant failed to prove that it was the holder of the instrument. A holder is “the person in possession of a negotiable instrument that is payable either to bearer or to an identified person that is the person in possession.” Id. § 8.1-201(21)(A). As the Purported Note is payable to Fornova Pharmaworld US Inc. and not to bearer or Defendant, Defendant was not the original holder of the Purported Note.

There is no evidence that Fornova Pharmaworld US Inc. ever negotiated the Purported Note to Defendant. Where an instrument is “payable to an identified person, negotiation requires transfer of possession of the instrument and its endorsement by the holder.” Id. § 8.3A-201. Endorsement, in turn, is defined as “a signature, other than that of a signer as maker, drawer, or acceptor, that alone or accompanied by other words is made on an instrument.” Id. § 8.3A-204(a). The Purported Note attached to the Claim does not reveal any evidence of endorsement. Defendant failed to prove that it had physical possession of the Purported Note. Accordingly, Defendant is not the holder of the Purported Note.20

[19]

Rather, Defendant has attached to the Claim a copy of the Purported Note, naming Fornova Pharmaworld US Inc. as the holder. There is no evidence that the note was ever assigned to Defendant or that Defendant is the successor to Fornova Pharmaworld US Inc.

[20]

A “holder in due course” is a holder who takes the instrument for value, in good faith, and without notice that it is overdue or has been dishonored or of any defense against or claim to it on the part of any person. Va. Code Ann. § 8.3A-302(a). As Defendant is not a holder, it cannot be a holder in due course.

10

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Defendant is not a nonholder in possession with the rights of a holder. The Official Comment provides that “[a] nonholder in possession of an instrument includes a person that acquired rights of a holder by subrogation or under Section 3-203(a). It also includes any other person who under applicable law is a successor to the holder or otherwise acquires the holder’s rights.” Id. § 8.3A-301 cmt; see also U.C.C. § 3-301 cmt. (2011). There is no evidence of subrogation, transfer, or succession in this case. Rather, the evidence suggests the contrary. The Purported Note attached to the Claim provides that Fornova Pharmaworld US Inc. is the payee and holder thereof. In the District Court Action, the executive director of Fornova Pharmaworld US Inc. stated under penalty of perjury that it, not Defendant, held the Purported Note. Defendant is simply not an entity entitled to enforce the Purported Note.21 As Defendant is not entitled to enforce the Purported Note, Defendant cannot bring suit on the Purported Note. See Weaver Landfill, Inc. v. Eastman Envtl. Transp. Servs., 46 Va. Cir. 372, 373 (1998). It follows, then, that Defendant cannot assert a Claim in this bankruptcy case based thereon. The Court concludes that Defendant’s Claim should be disallowed.

The Claim should also be disallowed on the grounds that it was not properly filed. Bankruptcy Rule 3001 requires that a proof of claim include the original or a duplicate of the writing upon which the claim is based. Fed. R. Bankr. P. 3001(c). While Defendant’s Claim did

[21]

The Court finds that neither Virginia Code § 8.3A-309 nor § 8.3A-418(d) is applicable to these proceedings. See id. § 8.3A-309, -418(d) (discussing enforcement of lost, destroyed, stolen, or dishonored instruments).

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include a copy of the Purported Note, it did not include any transfer documentation evidencing Defendant’s entitlement to enforce the Purported Note. Defendant could have avoided months of litigation over whether it was entitled to assert the Claim by simply providing a copy of the assignment documentation (assuming there was such a transfer). Instead, Defendant never bothered to amend its Claim.22 Defendant had sufficient notice of its non-compliance with the Bankruptcy Rules and was afforded plenty of opportunity to cure. Accordingly, the Court finds that the Claim should be disallowed on the additional grounds that it does not comply with the Bankruptcy Rules.

The Court has determined that Defendant is not entitled to enforce the Purported Note under applicable Virginia law and that the Claim failed to comply with the requirements of the Bankruptcy Rules. The Court finds that either of these two independent grounds justifies disallowance of the Claim. As a result, the Court will disallow the Claim in its entirety pursuant to 11 U.S.C. § 502(b)(1) (2006).

In the alternative, the Court would find that the Purported Note should properly be recharacterized as an equity contribution with a strike price of $1.01. Bankruptcy courts in the Fourth Circuit have the power to recharacterize debt. Fairchild Dornier GmbH v. Official Comm. of Unsecured Creditors (In re Dornier Aviation (N. Am.), Inc.), 453 F.3d 225, 233 (4th Cir. 2006) (“[T]he exercise of th[e Court’s equitable] power to recharacterize is essential to the implementation of the Code’s mandate that creditors have a higher priority in bankruptcy than those with an equity interest.”); In re Cold Harbor Assocs. L.P., 204 B.R. 904, 915 (Bankr. E.D. Va. 1997) (“This court is not required to accept the label of ‘debt’ or ‘equity’ placed by the debtor upon a particular transaction, but must inquire into the actual nature of a transaction to determine how best to characterize it.”).

[22]

Alternatively, if Defendant had mistakenly misspelled its name on the proof of claim form, Defendant could easily have filed an amended proof of claim or a new proof of claim, stating that it was in fact Fornova Pharmaworld US Inc.

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Courts consider several factors when determining whether to characterize a debt claim as equity. These factors include:

(1) the names given to the instruments, if any, evidencing the indebtedness;

(2) the presence or absence of a fixed maturity date and schedule of payments;

(3) the presence or absence of a fixed rate of interest and interest payments;

(4) the source of repayments;

(5) the adequacy or inadequacy of capitalization;

(6) the identity of interest between the creditor and the stockholder;

(7) the security, if any, for the advances;

(8) the corporation’s ability to obtain financing from outside lending institutions;

(9) the extent to which the advances were subordinated to the claims of outside creditors;

(10) the extent to which the advances were used to acquire capital assets; and

(11) the presence or absence of a sinking fund to provide repayments.

In re Dornier Aviation (N. Am.), Inc., 453 F.3d at 233 (quoting Bayer Corp. v. Mascotech, Inc. (In re Autostyle Plastics), 269 F.3d 726, 749-50 (6th Cir. 2001)); see also In re Cold Harbor Assocs. L.P., 204 B.R. at 915. “None of these factors is dispositive and their significance may vary depending upon circumstances.” Sender v. Bronze Group, Ltd. (In re Hedged-Invs. Assocs., Inc.), 380 F.3d 1292, 1298-99 (10th Cir. 2004). Notably, although “a claimant’s insider status and a debtor’s undercapitalization alone will normally be insufficient,” recharacterization is appropriate where “other factors indicate that the transaction [wa]s not a loan at all.” In re Dornier Aviation (N. Am.), Inc., 453 F.3d at 234.

Applying these factors to the case at bar, the Court finds that Plaintiff was undercapitalized at the time the Purported Note was issued. All the evidence suggests that the transaction was not intended to be a loan. Rather, the Purported Note was intended by the parties to be an investment. The evidence suggests that the transaction was structured using a debt

13

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instrument, rather than using an equity investment vehicle, in order to avoid the federal securities laws. The cash infusion was conditioned upon Plaintiff relinquishing control to Defendant in ways that are usually associated with an equity transaction. Thus, even if the Court had found Defendant to have a legitimate claim (which it did not), the Court would find, nevertheless, that both parties to the transaction intended the Purported Note to operate as an equity contribution. Therefore, the Court would recharacterize the claim as such. See In re Cold Harbor Assocs. L.P., 204 B.R. at 915 (looking to substance over form).

Finally, if the Claim were allowed in any amount (which it is not, as the Court finds it should be disallowed or, in the alternative, recharacterized), the Court would find that there are adequate grounds to equitably subordinate the Claim to the valid allowed claims of general unsecured creditors. This Court is empowered to subordinate “all or part of an allowed claim [or interest] to all or part of another allowed claim [or interest].” 11 U.S.C. § 510(c)(1). The doctrine of equitable subordination provides that

[a]ll or part of a claim may be subordinated. A claim may be subordinated to all or part of another allowed claim. Thus[,] depending on the circumstances, a subordinated claim may be relegated to the bottommost rung of claims or may be simply allowed after rather than ahead of the claim of a party who has in some way been injured by the conduct of the holder of the subordinated claim.

Goode v. Hagerty (In re Sys. Impact, Inc.), 229 B.R. 363, 373 (Bankr. E.D. Va 1998) (quoting 4 Collier on Bankruptcy ¶ 510.05, at 510-17 (Alan N. Resnick & Henry J. Sommer eds., 16th ed. 2012)). Equitable subordination is appropriate where “(1) the claimant engaged in inequitable conduct; (2) that conduct injured other creditors; and (3) subordination is consistent with other bankruptcy law.” Anderson & Assocs., PA v. S. Textile Knitters De Honduras Sewing Inc. (In re S. Textile Knitters), 65 Fed. App’x 426, 439 (4th Cir. 2003) (citing United States v. Nolan, 517 U.S. 535, 538-39 (1996); EEE Commercial Corp. v. Holmes (In re ASI Reactivation, Inc.), 934 F.2d 1315, 1320 (4th Cir. 1991)); see also Benjamin v. Diamond (In re Mobile Steel Co.), 563 F.2d 692, 699-700 (5th Cir. 1977).

14

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All three required elements for equitable subordination are present in this case. First, Defendant engaged in inequitable conduct. Generally, there are three categories of inequitable conduct: “(1) fraud, illegality, and breach of fiduciary duties; (2) undercapitalization; [and] (3) claimant’s use of the debtor as a mere instrumentality or alter ego.” Fabricators, Inc. v. Technical Fabricators, Inc. (In re Fabricators, Inc.), 926 F.2d 1458, 1467 (5th Cir. 1991); In re Sys. Impact, Inc., 229 B.R. at 371. However, “any conduct, even if technically lawful, which violates rules of fair play or good conscience can be deemed inequitable.” Stratton v. Equitable Bank, N.A., 104 B.R. 713, 730 (D. Md. 1989). The party seeking equitable subordination “must present evidence of conduct which ‘shocks the conscience’ of this Court.” Id. (quoting In re Beverages Int’l, Ltd. 50 B.R. 273, 281 (Bankr. D. Mass 1985)).

The Court finds that Plaintiff has presented evidence of Defendant’s inequitable conduct, namely Chien’s and Guo’s actions during the bankruptcy case. Chien’s behavior in this case on Defendant’s behalf has been nothing short of shocking. Chien repeatedly violated the Court’s instructions that he obtain counsel to represent Defendant. He ignored Court Orders to the same effect. Nevertheless, Chien, who is not an attorney, continued to file pleadings on behalf of Defendant in this Adversary Proceeding. Upon Plaintiff’s motion, these filings were stricken from the record.23 Ultimately, the Court found Chien to be in contempt, ordering Chien to pay sanctions and barring him from appearing for or filing further pleadings on behalf of Defendant

[23]	The Court also awarded Plaintiff costs and expenses related to the stricken motion and memorandum of law. However, the Court deferred the award until a future, unspecified date.

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except through counsel. Chien ignored this order as well.24 The litigation Chien spawned unnecessarily depleted estate resources. Funds that could have been distributed to creditors had to be used to pay Plaintiff’s legal fees. The Court questions whether Chien’s filings of these senseless pleadings were, in fact, designed to deplete the assets of the bankruptcy estate. The ongoing litigation has frustrated Plaintiff’s attempts to present a plan in this case and has otherwise delayed resolution of the bankruptcy case.

While Chien was so engaged, Guo continued his attempts to take control of Plaintiff by making unauthorized, post-petition, illegal filings with the SEC. He undertook these actions in order to advance claims allegedly held by Defendant against Plaintiff. Guo was an insider of Plaintiff at the time he engaged in this misconduct.25 “[C]laims arising from the dealings between the debtor and its fiduciaries must be subjected to rigorous scrutiny, and, if sufficiently challenged, the burden shifts to the fiduciary to prove both the good faith of the transaction and its inherent fairness.” Summit Coffee Co. v. Herby’s Foods, Inc. (In re Herby’s Foods, Inc.), 2 F.3d 128, 131 (5th Cir. 1993). The Court finds that Guo breached the fiduciary duty he owed to Plaintiff.

Fiduciary duties aside, Guo’s misconduct constituted a clear violation of the automatic stay. See Gordon Props., LLC v. First Owners Ass’n of Forty Six Hundred, 460 B.R. 681, 690, 692 (Bankr. E.D. Va. 2011) (holding the automatic stay prohibits all acts to collect a pre-petition debt including obvious and less direct acts). Guo hired Chien to pursue Defendant’s tactics to

[24]	See notes 6 and 7 supra.
[25]	In cases where the debtor is a corporation, the Bankruptcy Code defines “insider” to include (1) debtor’s directors; (2) debtor’s officers; (3) any person in control of the debtor; (4) a partnership of which the debtor is a general partner; (5) debtor’s general partners; or (6) any relative of the persons listed herein. § 101(31)(B). Guo was a director of Plaintiff at the time of the SEC filings.

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undermine Plaintiff’s reorganization efforts. The Court finds that the conduct of both Chien and Guo on Defendant’s behalf was inequitable, warranting subordination of Defendant’s Claim. Equitable subordination of Defendant’s Claim under these circumstances is entirely consistent with the equitable strictures of the Bankruptcy Code. For these reasons, the Court finds, in the alternative, that to the extent that Defendant’s Claim might have been allowed in any amount under any circumstance, that Claim shall be subordinated to the valid allowed claims of general unsecured creditors.

Accordingly, judgment has been entered in favor of Plaintiff by separate order entered October 5, 2012.

ENTERED: Nov 1, 2012

/s/ Kevin R. Huennekens
UNITED STATES BANKRUPTCY JUDGE ENTERED ON DOCKET: Nov. 1, 2012

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Exhibit C

NONPRIORITY CLAIMS

Final
Atlantic Constructors	$21,370.00
Bridget Fenker Marketing	$3,900.00
Clontech	$983.00
Computer Patent Annuities	$1,114.96
Creosalus	$2,329.00
DHL	$231.13
Dominion Power	$9,584.25
Fairfax Cryobank	$820.00
FedEx	$1,018.87
Fisher	$3,315.00
Gary Shaffer	$24,242.00
Gennessee Scientific	$2,936.88
GTS	$1,170.58
Ikon	$12,060.92
Jim Brennan	$25,000.00
James Causey	$17,000.00
Lovelace Laboratories	$90,232.00
Marie Song	$17,000.00
Mark Hober	$16,580.00
Fair Harbor (Metabiologics)	$8,490.00
Mikio Taniguchi	$15,000.00
NASDAQ	$5,000.00
Office Depot	$6,641.56
RR Donnelly	$6,993.00
Samuel Sears	$17,000.00
Varian	$1,090.00
$311,103.15
Qiagen	$6451

PRIORITY CLAIMS

Richard Freer*	$11,725.00
Mark Hober	$11,725.00

$23,450.00

Total unsecured & priority	$334,553.15

Other

Freer Pre petition salary*	$94,294.02
Freer Pre petition other compensation*	$52,500.00
Freer Post petition salary	$157,777.38

Total Other	$304,571.40

Total Payouts	$639,124.55

*	Total Pre petition is $158,519.02

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Exhibit D

Commonwealth Biotechnologies, Inc.

Insider Ownership

As of November 30, 2012

Total Shares Oustanding	15,560,504

Holder Name	Relationship	Number of Shares	Ownership Percent
Richard J. Freer	CEO and Board Member	4,094,474	26.3%
William Guo	Board Member	2,613,426	16.8%
Samuel P. Sears	Board Member	643,833	4.1%
James D. Causey	Board Member	643,833	4.1%
Paul D’Sylva	Board Member	225,000	1.4%
Eric Tao	Board Member	21,000	0.1%

		8,241,566	52.96%

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Exhibit E

COMMONWEALTH BIOTECHNOLOGIES, INC.

PROJECTED BALANCE SHEET

EMERGENCE FROM BANKRUPTCY PROCEEDINGS

ASSETS			LIABILITIES

Cash	$150,000	(a)	Note	$146,974	(c)

Intel. Prop. Rights	2,250,000	(b)	Creditor Claim		(e)

Stock Subsc. Rec.	1,000,000	(d)

			Total Liabilities	$146,974

			STOCKHOLDERS’ EQUITY
				$3,253,026

Total	$3.400,000		Total	$3,400,000

Notes:

(a)	Estimated cash balance after payment of all creditor claims and expenses of administration
(b)	Estimated by Management of HedgePath Pharmaceuticals, LLC
(c)	The note is held by HedgePath Pharmaceuticals, LLC
(d)	The stock subscription is that of HedgePath Pharmaceuticals, LLC
(e)	Represents claim of a pre-petition creditor, which claim has been disallowed by a ruling of Bankruptcy Court. That decision has been appealed to the Federal District Court. Management believes the appeal is without merit.